SCHEDULE 14A/A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a party other than the Registrant [   ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                        The Ashton Technology Group, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
     1) Title of each class of securities to which transaction applies: Common Stock, par value $.01 per share
     2)   Aggregate number of securities to which transaction applies:
          _____________.
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $ _______.
     4)   Proposed maximum aggregate value of transaction: $____________________
     5)   Total fee paid: $____________.

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)   Amount Previously Paid:
     2)   Form, Schedule or Registration Statement No.:
     3)   Filing Party:
     4)   Date Filed:

                        THE ASHTON TECHNOLOGY GROUP, INC.
                               ELEVEN PENN CENTER
                               1835 MARKET STREET
                                    SUITE 420
                        PHILADELPHIA, PENNSYLVANIA 19103

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL __, 2002

To the Holders of Common Stock of
THE ASHTON TECHNOLOGY GROUP, INC.:

          NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of The Ashton Technology Group, Inc., a Delaware corporation, will be held at 12:00 noon, local time, on April __, 2002 at our offices, located at 1835 Market Street, Suite 420, Philadelphia, Pennsylvania for the purpose of considering and voting upon:

          o approval of an amendment to Ashton's certificate of incorporation to increase the authorized common stock of Ashton from 100 million shares to one billion shares, an increase of 900 million shares; and

          o approval of an amendment to Ashton's certificate of incorporation to define Ashton's interest and expectancy in specified business opportunities.

          Further details on these matters are provided in the attached proxy statement.

          The close of business on March 14, 2002 is the record date for the determination of stockholders entitled to notice of and to vote at the special meeting or any postponement, continuation or adjournment thereof. Such stockholders may vote in person or by proxy. A list of the stockholders entitled to notice of and to vote at the special meeting will be open to the examination of any stockholder of Ashton upon request during regular business hours at the offices of Ashton for the ten-day period prior to the special meeting.

          You are cordially invited to attend the special meeting. Whether you plan to attend the special meeting or not, it is important that you promptly complete, sign, date and return the enclosed proxy card in accordance with the instructions set forth on the card. This will ensure your proper representation at the special meeting. Your proxy is revocable in accordance with the procedures set forth in the proxy statement. This notice of special meeting and Ashton's proxy statement and form of proxy are being sent to stockholders commencing on or about March __, 2002.

                                        Sincerely,


                                        /s/James M. Connolly

                                        James M. Connolly
                                        Secretary

Philadelphia, Pennsylvania
March __, 2002

                             YOUR VOTE IS IMPORTANT.
                 PLEASE REMEMBER TO RETURN YOUR PROXY PROMPTLY.

                                     [LOGO]

                        THE ASHTON TECHNOLOGY GROUP, INC.
                               ELEVEN PENN CENTER
                               1835 MARKET STREET
                                    SUITE 420
                        PHILADELPHIA, PENNSYLVANIA 19103

                                 PROXY STATEMENT
                         SPECIAL MEETING OF STOCKHOLDERS

          This proxy statement and the accompanying form of proxy are being furnished to the holders of the common stock, par value $0.01 per share, of The Ashton Technology Group, Inc., a Delaware corporation, in connection with the solicitation of proxies by the Board of Directors for use at the special meeting, or any postponement, continuation or adjournment thereof. The special meeting will be held at our principal executive offices, located at Eleven Penn Center, 1835 Market Street, Suite 420, Philadelphia, Pennsylvania 19103 on April __, 2002 at 12:00 noon, local time. Only stockholders of record at the close of business on March 14, 2002 are entitled to notice of, and to vote at, the special meeting. The notice of special meeting, proxy statement and form of proxy are being sent or given to stockholders commencing on or about March __, 2002.

          At the special meeting, the stockholders will be asked to:

          o approve an amendment to Ashton's certificate of incorporation to increase the authorized common stock of Ashton from 100 million shares to one billion shares, an increase of 900 million shares; and

          o approve an amendment to Ashton's certificate of incorporation to define Ashton's interest and expectancy in specified business opportunities.

YOU ARE REQUESTED, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE SPECIAL MEETING, TO COMPLETE, SIGN, DATE, AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                        By Order of the Board of Directors,


                                        /s/ Fredric W. Rittereiser

                                        Fredric W. Rittereiser
                                        Chairman and Chief Executive Officer

Philadelphia, Pennsylvania
March __, 2002

                                  INTRODUCTION

SOLICITATION OF PROXIES

          If the accompanying proxy is properly executed and returned, the shares of the common stock represented thereby will be voted in accordance with the instructions specified in the proxy. In the absence of instruction to the contrary, such shares will be voted in favor of the adoption and approval of (i) the amendment to Ashton's certificate of incorporation to increase the authorized shares from 100 million to one billion and (ii) the amendment to Ashton's certificate of incorporation to define the corporation's interest and expectancy in specified business opportunities.

MANNER AND EXPENSES OF SOLICITATION

          Solicitation of proxies will be undertaken by officers and employees of Ashton, on behalf of the Board of Directors, by mail, telephone, facsimile, electronic means and personal contact. All costs thereof will be borne by Ashton. Ashton may also make arrangements with brokerage houses, banks and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of the common stock and to request authority for the execution of proxies. If it does so, Ashton will reimburse such organizations for their reasonable expenses in connection therewith. In addition, Ashton has entered into an arrangement with Georgeson Shareholder Communications, whereby Georgeson shall act as proxy solicitor on behalf of the Board of Directors in connection with the special meeting, soliciting proxies by mail, telephone, facsimile and personal contact. In exchange for its services as proxy solicitor, Georgeson will receive payment of less than $10,000 from Ashton.

REVOCATION OF PROXY

          Any stockholder may revoke his or her proxy at any time prior to the voting thereof on any matter. Any stockholder who signs and returns a proxy may revoke it at any time before it has been voted by: (i) delivering written notice of its revocation to Ashton, (ii) delivering to Ashton a duly executed proxy bearing a later date, or (iii) attending the special meeting or any postponement, continuation or adjournment thereof, and voting in person (although attendance at the special meeting will not in and of itself constitute revocation of a proxy).

QUORUM AND REQUIRED VOTE

          At March 14, 2002, the outstanding voting securities of Ashton consisted of 68,162,250 shares of common stock. Each share is entitled to one vote on the matter of business properly brought before the special meeting.

          The presence, in person or by proxy, of a majority of the outstanding shares of common stock is necessary to constitute a quorum at the special meeting. Only stockholders of record at the close of business on March 14, 2002 will be entitled to notice of, and to vote at, the special meeting. A list of all of Ashton's stockholders entitled to notice of and to vote at the special meeting will be available at the special meeting for inspection by any stockholder upon request and during regular business hours at the offices of Ashton for the ten-day period prior to the special meeting.

          Shares of common stock represented by a properly signed and returned proxy will be counted as present at the special meeting or any postponement, continuation or adjournment thereof, for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

Approval and adoption of each of the proposals to amend Ashton's certificate of incorporation requires the affirmative vote of a majority of the outstanding shares of common stock. If no specification is made on the proxy as to the proposals, the shares represented by the proxy will be voted FOR the proposals.

          Abstentions will be treated as shares that are present and entitled to vote for purposes of determining a quorum at the special meeting or any postponement, continuation or adjournment thereof. Abstentions will have the same effect as votes cast against the proposals.

          Brokers who have not received timely voting instructions from beneficial owners prior to the special meeting are not permitted to vote the shares of such holders in their discretion, and such shares shall NOT be voted for the proposals, which shall have the same effect as a vote against the proposals.

                                   PROPOSAL 1:

        TO APPROVE AN AMENDMENT TO ASHTON'S CERTIFICATE OF INCORPORATION
           TO INCREASE THE AUTHORIZED COMMON STOCK OF ASHTON FROM 100
        MILLION SHARES TO ONE BILLION SHARES, AN INCREASE OF 900 MILLION
                                     SHARES.

          THE BOARD OF DIRECTORS OF ASHTON UNANIMOUSLY RECOMMENDS THAT HOLDERS OF COMMON STOCK VOTE "FOR" THE APPROVAL OF THE PROPOSAL.

SHARES AUTHORIZED, ISSUED AND OUTSTANDING, AND SHARES RESERVED FOR FUTURE OBLIGATIONS

          Ashton's certificate of incorporation currently authorizes the issuance of 100 million shares of common stock, par value $.01 per share. Holders of Ashton common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and to receive such dividends, if any, that are declared by the Board of Directors. The common stock has no other rights and there are no preemptive or sinking fund provisions applicable to the common stock. If Ashton issues any additional shares of common stock, your rights as a stockholder could be affected, your proportionate ownership interest in Ashton will be diluted, and the value of your common stock could be reduced.

OptiMark Innovations Inc.

          On February 4, 2002, Ashton entered into a securities purchase agreement with OptiMark Innovations Inc., whereby Ashton has agreed to sell up to 633,443,600 shares of its common stock for the purchase price of $7.3 million in cash and intellectual property and other non-cash assets valued, for purposes of the transaction, at $20 million. The securities purchase agreement provides that either Ashton or OptiMark Innovations may terminate the agreement on or after March 31, 2002 if the transactions contemplated by such agreement have not been completed by such date and the terminating party has not materially breached its obligations under the agreement. On March 6, 2002, Ashton and OptiMark Innovations amended the securities purchase agreement to extend the date on which either Ashton or OptiMark Innovations could exercise such termination right from March 31, 2002 to April 30, 2002. All references in this proxy statement to the securities purchase agreement refer to the securities purchase agreement, as amended.

          In addition, subject to the closing of the sale of Ashton's common stock to OptiMark Innovations pursuant to the securities purchase agreement, OptiMark Innovations has agreed to lend approximately $2.7 million to Ashton to be evidenced by a senior secured convertible note to be executed by Ashton in the amount of approximately $2.7 million in favor of OptiMark Innovations Inc. The five-year senior secured convertible note is convertible at any time into shares of Ashton common stock at a rate of $0.0492782 per share, subject to adjustment prior to the closing and to customary anti-dilution adjustments after the closing, and accrues interest at a rate of 7.5% per annum. The principal amount of the senior secured note will be initially convertible into 55,344,360 shares of Ashton common stock.

          The unpaid principal balance of the senior secured note, together with any accrued and unpaid interest and other amounts owed under the note, will be due to OptiMark Innovations and payable by Ashton five years from the date of the issuance of the note by Ashton.

          The $20 million value was ascribed to the intellectual property and other non-cash assets in the securities purchase agreement for the purpose of determining the number of shares of Ashton common stock to be issued to effect the transaction. The value was based on preliminary discussions between executive officers of OptiMark and a general partner of a potential venture capital investor in OptiMark Innovations. These preliminary discussions, to which neither Ashton nor any representative of Ashton was a party, related to a potential investment in OptiMark Innovations of $10 million in cash for a one-third equity interest in OptiMark Innovations. Based on these discussions, the value of the intellectual property and other non-cash assets implicit in the proposed terms of this investment would be $20 million. At the time the terms of the securities purchase agreement were being negotiated, Ashton's market capitalization was approximately $5 million, thereby making an aggregate investment of $27.3 million worth in excess of 80% of Ashton's fully-diluted equity, or 633,443,600 shares of common stock.

          Ashton has not obtained an independent third party valuation of the intellectual property and other non-cash assets. However, it is a condition to Ashton's obligations under the securities purchase agreement that Ashton receive definitive documentation executed in connection with a third party's investment in OptiMark Innovations as evidence of the third party's implicit valuation of the assets being transferred to Ashton as partial consideration for OptiMark Innovations' purchase of Ashton common stock. The fair market value of the intellectual property and other non-cash assets may be less than the $20 million value ascribed to them in the securities purchase agreement.

          Ashton will include the cash, intellectual property and other non-cash assets to be acquired from OptiMark Innovations in its consolidated financial statements in periods after the closing of the transactions contemplated by the securities purchase agreement. The recorded amount of the intellectual property and non-cash assets will be based upon either the quoted market price of the shares sold to OptiMark Innovations on the date of closing, or the fair value of the assets acquired, whichever is more clearly evident and thus, more reliably measurable. Although the fair value of securities traded in the market is generally more clearly evident than the fair value of assets acquired, Ashton will consider the fact that its stock is thinly-traded on the OTC Bulletin Board, fluctuations in the market price, and the substantial increase in the number of shares that will be outstanding as a result of the transaction in determining whether the quoted market price of the stock is reflective of the fair value of the transaction. Alternatively, Ashton may consider a more appropriate measure of the value of the transaction to be based on the fair value of the assets acquired. Such fair value may be determined based on the investment by a third-party of $10 million in cash for a one-third equity interest in OptiMark Innovations and the resulting $20 million value of the intellectual property and other non-cash assets implicit in the proposed terms of that investment, independent third-party appraisals, or the results of other measures of fair value of the intellectual property and non-cash assets acquired. Ashton will determine the value of the intellectual property and non-cash assets to be recorded in its consolidated financial statements in accordance with applicable accounting and auditing guidance in consultation with its independent auditors.

          If the intellectual property and non-cash assets acquired are recorded in Ashton's consolidated balance sheet at a value greater than zero, Ashton may incur future amortization expense over the useful lives of the assets and/ or impairment charges in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. It is also possible that these assets will be recorded in Ashton's consolidated balance sheet at zero or an amount that is significantly smaller than the $20 million value attributed to these assets in the securities purchase agreement.

          OptiMark Innovations Inc. is an indirect majority-owned subsidiary of OptiMark Holdings, Inc. Each of OptiMark Innovations and OptiMark Holdings is headquartered at 10 Exchange Place, 24th Floor, Jersey City, New Jersey 07302. Neither OptiMark Innovations nor OptiMark Holdings has a material relationship to Ashton or its affiliates. If the sale of securities to OptiMark Innovations closes, Ashton will use the cash proceeds of the sale for general corporate purposes.

HK Weaver Group, Limited

          On January 30, 2002, HK Weaver Group, Limited, formerly known as Kingsway Electronic Services Limited, agreed to lend up to $500,000 to Ashton under a bridge loan agreement. The bridge loan is payable on the earliest to occur of (i) March 30, 2002, (ii) closing of the OptiMark Innovations securities purchase, or (iii) default under the bridge loan. $250,000 of the loan amount is convertible into 5 million shares of Ashton common stock, and the remaining $250,000 is either convertible into an additional 5 million shares of Ashton common stock or repayable in cash, at the option of HK Weaver. Once Ashton has drawn $500,000, HK Weaver, in its sole discretion, may lend an additional $100,000 to Ashton, which is repayable on or before March 30, 2002. The HK Weaver loan is secured by 47 million shares of the common stock of Kingsway-ATG Asia Limited owned by Ashton. HK Weaver Group, Limited is a holding company and a subsidiary of Kingsway International Holdings Limited. Kingsway-Security Holdings Limited, another wholly-owned subsidiary of Kingsway International
Holdings Limited, currently owns 18,489,274 shares of Ashton common stock. Ashton has agreed to register the 18,489,274 shares of Ashton common stock owned by Kingsway Securities Holdings Limited and the 10,000,000 shares of Ashton common stock issuable to HK Weaver upon conversion of the $500,000 bridge loan.

          In connection with the loan, Ashton agreed to grant HK Weaver a three-year option to purchase two million shares of Ashton common stock at an exercise price equal to the price per share to be paid, if at all, by OptiMark Innovations upon closing of the securities purchase agreement between Ashton and OptiMark Innovations. Upon the closing of the securities purchase agreement between Ashton and OptiMark Innovations, the options will vest in quarterly installments of 500,000 each, beginning three months after the date of the closing of the purchase of Ashton's common stock by OptiMark Innovations.

RGC International Investors, LDC

          On August 18, 1999, Ashton completed a private placement for the sale of 20,000 shares of series F convertible preferred stock of Ashton, with a stated value of $1,000 per share, to RGC International Investors, LDC for gross proceeds of $20 million. Beginning on February 18, 2000, RGC was entitled to require Ashton to redeem for cash the outstanding 4,363 shares of series F preferred not previously converted. In lieu of the right to require such redemption by Ashton, Ashton and RGC entered into a securities exchange agreement on July 13, 2001 whereby the remaining 4,363 shares of series F preferred were exchanged for a 9% secured convertible note in the principal amount of approximately $5.1 million due August 18, 2003. The principal and interest currently outstanding on the 9% secured convertible note is approximately $4.67 million.

          The RGC secured convertible note is convertible into shares of Ashton common stock at the lower of $1.00 and the average of the five lowest closing bid prices during the 22 trading days preceding conversion. Pursuant to the securities exchange agreement, Ashton is required to reserve two times the estimated number of shares issuable upon conversion of the RGC secured convertible note, or 30,071,964 shares based on the January 31, 2002 common stock price of $0.35 per share.

          On March 4, 2002, RGC entered into a preliminary agreement with Ashton, subject to mutual agreement on definitive documentation and satisfaction of customary closing conditions, whereby upon closing of the sale by Ashton of its common stock to OptiMark Innovations under the securities purchase agreement, RGC will exchange its 9% secured convertible note for a four-year, 7.5% non-convertible senior secured note in the principal amount of approximately $4.67 million and a five-year warrant to purchase 9 million shares of Ashton's common stock at an exercise price equal to the per share purchase price paid by OptiMark Innovations under the securities purchase agreement. Ashton may redeem the 7.5% note at any time, in whole but not in part, for an amount equal to: 30% of the principal amount thereof plus all accrued and unpaid interest in year one, 53.3% of the principal amount thereof plus all accrued and unpaid interest in year two, 76.6% of the principal amount thereof plus all accrued and unpaid interest in year three and 100% of the principal amount thereof plus all accrued and unpaid interest thereafter. The warrant shall become exercisable with respect to twenty-five percent of the shares of common stock underlying the warrant on each of the 90th, 180th, 270th and 360th days following the issuance of the warrant.

          In addition, RGC conditionally agreed, subject to mutual agreement on definitive documentation and satisfaction of customary closing conditions, to provide a $250,000 secured bridge loan which shall mature on the earlier of April 30, 2002 or the closing of the sale by Ashton of its common stock to OptiMark Innovations under the securities purchase agreement. RGC's obligation to make the bridge loan is further conditioned on, among other things, the full funding of a $500,000 bridge loan by HK Weaver Group Limited and the use of such funds for working capital purposes and the receipt by RGC of certificates executed by officers of each of Ashton and OptiMark Innovations confirming that each party, as of the date of the certificate, intends to consummate the transactions contemplated by the securities purchase agreement.

Jameson Drive LLC

          On July 10, 2001, Ashton entered into an equity line arrangement with Jameson Drive LLC. The equity line is in the form of a securities purchase agreement and provides for the purchase by Jameson of up to $15 million worth of shares of Ashton common stock over a 24-month period. During this period, Ashton may request a draw on the equity line by selling common stock to Jameson. Jameson is obligated to buy the shares, subject to the terms of the agreement. The sales price for the shares sold to Jameson is not fixed, but is based on a 10% discount to the market price of Ashton common stock at the time of the sale. At any one time, Ashton can draw a minimum of $100,000 and a maximum of $1 million.

          Ashton is committed to drawing a minimum of $2.5 million over the term of the agreement, and is limited to drawing a maximum of $15 million. As of January 31, 2002, Ashton has drawn down gross proceeds of $1.8 million on the equity line by selling 12,132,865 shares of common stock to Jameson. In order for Ashton to fulfill its obligation to sell a minimum of $2.5 million to Jameson, it would be required to draw an additional $700,000. Based on the January 31, 2002 closing price of its common stock of $0.35 per share, Ashton would be required to issue an additional 2,222,222 shares of common stock to satisfy its obligation. Ashton is currently unable to raise capital under the equity line arrangement with Jameson Drive LLC due to (a) the fact that the current market price of Ashton shares would require Ashton to issue more shares to Jameson Drive LLC than the number of Ashton's authorized, unissued and unreserved shares of common stock and (b) the fact that Ashton has not filed a registration statement covering the resale of any additional shares to be issued to Jameson.

          As a condition to closing the purchase of common stock by OptiMark Innovations, Ashton is required to obtain Jameson's agreement to modify the equity line on terms and conditions acceptable to OptiMark Innovations to provide for the elimination of the $2.5 million minimum draw requirement and the penalty for the failure to issue and deliver shares of common stock equal to or exceeding the minimum draw amount of $2.5 million. OptiMark Innovations, Jameson and Ashton are currently negotiating such a modification. There can be no assurance, however, that negotiations will be successful.

          As of January 31, 2002, Ashton had 68,162,250 shares of common stock issued and outstanding. Ashton has reserved 264,000 shares of common stock in connection with the conversion of its series B convertible preferred stock, 12,000,000 shares of common stock issuable upon conversion of the bridge loan and exercise of the warrants issued to HK Weaver Group, Limited, 30,071,964 shares of common stock issuable upon conversion of the secured convertible note issued to RGC, 2,222,222 shares of common stock issuable to satisfy Ashton's obligations under the equity line with Jameson, 5,546,743 shares of common stock in connection with the exercise of outstanding warrants, and 11,381,711 shares of common stock in connection with the possible exercise of outstanding stock options and the granting of additional stock options. Of those shares reserved for stock options, 7,009,317 shares are reserved for outstanding options, and 4,372,394 shares of common stock are reserved for future grants. In the aggregate, 61,486,640 shares of common stock are reserved for future obligations and the authorization of an additional 688,787,960 shares of common stock are required to issue the securities pursuant to the securities purchase agreement with OptiMark
Innovations and upon conversion of the senior secured convertible note with OptiMark Innovations.

BACKGROUND OF THE OPTIMARK TRANSACTION

          Ashton was formed as a Delaware corporation in 1994. Ashton is an eCommerce company that develops and operates electronic trading and intelligent matching systems for the global financial securities industry. Ashton provides equity trading services to exchanges, institutional investors and broker-dealers in the U.S. and internationally. Ashton enables these market participants to trade in an electronic global trading environment that provides large order size, absolute anonymity, no market impact and low transaction fees. The services offered by Ashton compete with services offered by brokerage firms and with providers of electronic trading and trade order management systems. Ashton's eVWAP(R) Trading System, or eVWAP System also competes with various national and regional securities exchanges and execution facilities such as alternative trading systems, or ATSs and electronic communication networks, or ECNs. During August 1999, Ashton launched the eVWAP System for 20 selected New York Stock Exchange ("NYSE")-listed securities. eVWAP is a fully automated system that permits market participants to trade eligible securities before the market opens at the volume-weighted average price ("VWAP") for the day. Ashton's eVWAP is the average price for a stock, weighted by the volume of shares of that stock traded during the day on all U.S. securities exchanges as reported to the Consolidated Tape. Ashton operates the pre-opening eVWAP System as a facility of the Philadelphia Stock Exchange, Inc. ("PHLX") through Ashton's Universal Trading Technologies Corporation ("UTTC") subsidiary.

          In April 2001, Ashton took several strategic initiatives to expand its equity transaction business based on the eVWAP. At that time the list of securities eligible for trading in eVWAP was expanded from the top 300 most active stocks listed by the NYSE to include all listed securities of the S&P 500 Index. Croix Securities, Inc., or Croix, UTTC's wholly-owned broker-dealer subsidiary, continued to focus on generating institutional "buy-side" customer interest in eVWAP, and acting as an anonymous electronic broker, provided electronic trade execution services utilizing eVWAP and other liquidity sources to assist those customers in the execution of their trades. ATG Trading,
Ashton's wholly-owned broker-dealer subsidiary, provided liquidity to participants in the eVWAP System while providing Ashton's management with real-time experience in proprietary trading of VWAP and associated risk management techniques. In July 2001, Ashton engaged other major proprietary broker-dealers or committers to facilitate liquidity in the eVWAP System. These liquidity commitments have enabled Croix to offer a "guaranteed fill" program to Croix buy-side customers in exchange for Croix sharing commissions with the committers.

          Ashton has incurred substantial operating losses and has required significant capital resources in building its eVWAP and VWAP businesses as an independent company. Recognizing these factors, Ashton's Board on April 26, 2001 discussed the need to raise $5 million to $10 million in capital and the preference to identify a potential strategic partner rather than raise such capital through its equity line financing arrangement with Jameson Drive LLC. Frederic Rittereiser, Ashton's Chief Executive Officer, and Arthur Bacci, Ashton's President, reported to Ashton's Board on May 23, 2001 that RGC International Investors, LDC, a significant investor in Ashton through its holding of Ashton Series F preferred stock, expressed no interest in making an additional investment in Ashton. Mr. Rittereiser also indicated that on May 17, 2001 Ashton had engaged in preliminary discussions with senior executives of Knight Securities regarding a possible strategic relationship. At Ashton's June 27, 2001 Board meeting,

Mr. Rittereiser reported that Knight had expressed no interest in making any cash investment in Ashton at that time.

          In July 2001, Messrs. Rittereiser and Bacci met with an executive of Instinet. Messrs. Rittereiser and Bacci explored the creation of an Ashton/Instinet joint venture where Instinet clients could have access to Ashton execution guarantees through eVWAP. The Instinet executive responded that Instinet was focusing on its existing core business and no further discussions ensued.

          In August 2001, Mr. Rittereiser telephoned an executive of Liquidnet, an ATS, to discuss offering Ashton's eVWAP execution guarantees through Liquidnet. The Liquidnet executive viewed Ashton as a competitor, but expressed interest in the proposal that he would consider after the summer. No other discussions have since ensued with Liquidnet. Also in August 2001, Mr. Rittereiser had discussions with an advisor of Jameson Drive LLC to explore whether Jameson would have an interest in a permanent investment beyond its equity line agreement with Ashton. The Jameson advisor responded that, although he had a mild interest in a permanent investment, he would not make any decisions until after Ashton's annual meeting in September.

          On August 27, 2001, Messrs. Rittereiser and Bacci met with Robert Warshaw, Chief Executive Officer of OptiMark Holdings, Inc. and OptiMark, Inc. ("OptiMark"), to discuss potential business relationships between Ashton and OptiMark related to offering VWAP trading services and products that OptiMark was considering introducing independently and potentially in competition with Ashton. Mr. Warshaw had initiated the meeting by an earlier call to Mr. Rittereiser. At the meeting, Mr. Warshaw disclosed that OptiMark was developing a VWAP trading system to offer liquidity to broker-dealer clients. He indicated that several major broker-dealers had expressed interest in that trading system, certain aspects of which he indicated that he expected to be subject to patent protection in the future. He stated that he was interested in exploring an
opportunity  for  Ashton  and  OptiMark  to  work  together.   Mr.   Rittereiser
highlighted the value in a joint venture opportunity due to OptiMark's established optimization technology, OptiMark's relationship with Nasdaq, and OptiMark's access to capital and sell-side relationships, which included entities that were investors in OptiMark.

          Following a meeting on September 18, 2001 between Mr. Bacci and Mr. Warshaw at Ashton's Philadelphia office, Ashton and OptiMark signed a "mutual nondisclosure agreement" to facilitate a more detailed evaluation of the possibility of a business relationship between the companies. Thereafter Mr. Bacci coordinated meetings between the staff of Ashton and OptiMark, with initial meetings held on October 8 and 25, 2001 to discuss organizational frameworks, respective capital structures, the basis for a joint venture and a potential investment by OptiMark in Ashton.

          On October 26, 2001, Mr. Bacci informed Ashton's Board of the status of the discussions with OptiMark. He indicated that he had asked OptiMark to consider forming a joint venture with Ashton related to VWAP trading and to consider a $2 million to $5 million investment in Ashton as requested by Ashton's Board.

          On November 6, 2001, the Nasdaq Listing Qualifications Panel notified Ashton that it determined to delist Ashton's common stock from the Nasdaq National Market, effective on the opening of trading on November 7, 2001 for failure to meet the minimum net tangible assets and market capitalization/total assets and total revenue requirements, as set forth in Nasdaq Marketplace Rules 4450(a)(3) and 4450(b)(1). Further, the Panel indicated that Ashton did not meet the requirements for initial or continued listing on the Nasdaq SmallCap Market. On November 7, 2001, Ashton's common stock began trading on the OTC Bulletin Board. As a result of the reduced liquidity, Ashton recognized that it could be more difficult to raise funds through future offerings of its common stock.

          On November 7, 2001, Mr. Bacci and William Uchimoto, Ashton's General Counsel, met with Mr. Warshaw, and Trevor Price and James Pak, each an executive vice president of OptiMark, at OptiMark's Jersey City, New Jersey headquarters. The parties agreed that a joint venture did not appear to be a suitable arrangement, in part because of the delay that would likely be involved in obtaining the necessary regulatory approvals for such a joint venture. Ashton stated that it was in immediate need of capital, and long-term capital by a strategic partner such as OptiMark would be highly beneficial to Ashton. In this regard, Messrs. Bacci and Uchimoto observed that OptiMark's planned VWAP business to broker-dealer clients could readily be accommodated in ATG Trading and could be operated separately and independently with Croix's institutional agency business. On November 8, 2001, Mr. Bacci had a conversation with RGC
International to determine RGC's willingness to restructure its note to accommodate a potential strategic investor. At a follow-up meeting held in New York on November 15, 2001, among Messrs. Bacci and Uchimoto and Messrs. Price and Pak, Messrs. Price and Pak confirmed OptiMark's interest in investing in Ashton, which could include cash, intellectual property and other non-cash assets for a majority ownership stake in Ashton.

          On November 19, 2001, the Ashton Board reviewed the Company's cash flow and operating expense status and its inability to access much needed additional capital as evidenced by the lack of interest of RGC International, Knight Securities, Instinet and Liquidnet in exploring a transaction with Ashton. Mr. Bacci and Jennifer Andrews, Ashton's Chief Financial Officer, informed the Board that Ashton currently was unable to raise capital under the Jameson Drive LLC equity line due to (a) the fact that the current market price of Ashton shares would require Ashton to issue more shares to Jameson Drive LLC than the number of Ashton's authorized, unissued and unreserved shares of common stock and (b) the fact that Ashton had not filed a registration statement covering the resale of any additional shares to be issued to Jameson. Ashton's Board was informed of the discussions with OptiMark and that OptiMark was prepared to present a term sheet on a transaction whereby OptiMark would contribute cash and intellectual property to Ashton in exchange for a majority ownership interest in Ashton. While the Board discussed a possible sale of assets such as the broker-dealer subsidiaries as a means of raising capital, Mr. Bacci opined that the only realistic financing alternative then available to Ashton was debt-based bridge financing connected to the consummation of a transaction with OptiMark. The Board consensus was to review the proposed OptiMark transaction and any other alternatives and meet the following week.

          On November 20, 2001, Mr. Bacci met with Messrs. Price, Pak and Neil Cohen, OptiMark's General Counsel, at Ashton's Philadelphia headquarters to discuss the potential structure of a strategic transaction with OptiMark, the scheduling of due diligence and the restructuring of Ashton's outstanding financial obligations, including a note previously issued by Ashton to RGC. Later that day, Mr. Bacci, Price and Pak visited RGC at the latter's offices in Bala Cynwyd, Pennsylvania to introduce RGC to OptiMark and discuss OptiMark's new business model and its proposal with respect to a strategic relationship with Ashton, as well as the potential restructuring of Ashton's secured convertible note with RGC, and RGC's participation in future financings.

          Messrs. Rittereiser, Bacci, Uchimoto and Fred Weingard, Ashton's Chief Technology Officer, received and reviewed a proposed term sheet/Letter of Intent, or LOI presented by OptiMark dated November 28, 2001 relating to the proposed strategic transaction. The LOI set forth a proposal for a company organized by OptiMark to purchase not less than 51.0% of the equity of Ashton, on a fully diluted, as converted basis. The consideration for the purchase would be in the form of cash, licenses, or others assets from the OptiMark entity. The LOI provided that the cash portion of the consideration to be paid by OptiMark would come from a third party investor in OptiMark and that such investment would be a condition to the closing of OptiMark's transaction with Ashton. The LOI included an exclusivity provision, which precluded Ashton from engaging in similar negotiations or transactions with other parties for sixty days from the LOI's execution date.

          The LOI was forwarded to all Ashton directors to be discussed at the December 12, 2001 Ashton Board meeting. The meeting opened with Christopher Auguste, Esq. of Jenkens & Gilchrist Parker Chapin LLP, Ashton's outside counsel, reminding directors of their fiduciary duties to the Company and its stockholders in reviewing the transaction, including the duties of loyalty and care. Mr. Bacci stated that OptiMark had committed to executing definitive transaction agreements by year-end if the LOI could be executed quickly. Mr. Rittereiser and other directors expressed concerns about the proposed "lock-up" provision that precluded Ashton from seeking other strategic partners for sixty days from the execution date of the LOI, particularly since OptiMark had not disclosed to Ashton the identity of the third party investor. Messrs. Auguste and Uchimoto responded that the lock-up did not preclude Ashton from exploring financing opportunities from non-strategic partners. The Ashton Board discussed the desirability of engaging an investment banker to assist in evaluating Ashton's strategic alternatives, including a potential transaction with OptiMark, and concluded that, in view of Ashton's cash position and need for financing, such an engagement was not practicable. The Ashton Board observed that if the OptiMark transaction were concluded, Ashton stockholders would continue to have an equity interest, albeit a smaller percentage interest, in a continuing Ashton business enterprise. The Ashton Board also concluded, based on a financial presentation by Ashton's management, that in a total liquidation of Ashton, the value of Ashton's assets would not be sufficient to pay its creditors, and accordingly, that Ashton's common stock would be worthless. The Ashton Board discussed the transaction structure and the business plan and model being proposed by OptiMark, including whether OptiMark had executed definitive agreements for the insurance of eVWAP trading and the extent to which OptiMark had secured financing from a third-party investor, and determined to invite Mr. Warshaw and his executive team to meet with Ashton's Board to discuss the business plan and respond to questions from Ashton's directors. The Ashton Board also chose not to sign the LOI until after this question and answer session, but authorized the commencement of due diligence.

          On December 18, 2001, Messrs. Warshaw, Price, Pak and Cohen met with Ashton's Board members in Philadelphia to discuss the details of the structure of the transaction and OptiMark's business plan and model for conducting VWAP business through Ashton and its broker-dealer subsidiaries. The OptiMark representatives stated that OptiMark was developing a VWAP trading system based upon a sophisticated algorithm that performed during the previous five years to within an acceptable deviation from VWAP. The algorithm had been tested in live trading through several broker-dealers and that OptiMark was negotiating an exclusive, transferable license for exclusive use in the exchange/ATS segment of the marketplace. OptiMark, based on preliminary discussions with a number of major brokerage firms, believed that such firms would pay a mutually acceptable rate per share for a guaranteed VWAP execution in large cap stocks to minimize the risk and administrative burdens of executing their customer orders that sought guaranteed VWAP. OptiMark was also developing an insurance mechanism to facilitate the underwriting by an insurance company of OptiMark's risk of guaranteeing sell-side VWAP orders. Mr. Price opined that ATG Trading could readily accommodate this business model. Mr. Warshaw stated that OptiMark would continue to support Croix as a broker to buy-side customers, which could help enhance Ashton's future revenues because institutional customers would be charged a higher commission for VWAP guarantees than those offered to broker-dealer customers. Mr. Pak then stated that the third party investor referred to in the LOI continued to express interest in this transaction. In response to a suggestion by Mr. Rittereiser to structure the transaction in a two-step manner whereby OptiMark would take a smaller, non-controlling stake of Ashton initially, the OptiMark representatives stated that OptiMark was not interested in such an approach since it would require more time and money to complete than the proposed single step transaction. The parties did not pursue further discussions on the matter.

          On December 20, 2001, the Ashton Board approved executing the LOI. The Ashton Board reached this decision after OptiMark agreed to revise the LOI to limit the exclusivity provision to forty-five days following the LOI's execution date in exchange for Ashton agreeing not to engage in similar negotiations or transactions with certain specified broker-dealers and ATS sponsors. The LOI was executed between Ashton and OptiMark on December 20, 2001.

          Commencing on December 14, 2001 and continuing through the end of January 2002, both Ashton and OptiMark engaged in due diligence in connection with the proposed transaction, while negotiating the details of the definitive agreements for the transaction, with primary focus on drafting the securities purchase agreement and related schedules.

          On January 3, 2002, Mr. Bacci invited Messrs. Price and Pak to make a presentation on key transaction issues. Mr. Pak informed Ashton's Board that on December 31, 2001, OptiMark had established a new corporation, which later was renamed OptiMark Innovations Inc., with assets consisting of intellectual property and other non-cash assets contributed by OptiMark, Inc., which would be transferred to Ashton as partial consideration for the acquisition of Ashton's common stock. He added that OptiMark Innovations was negotiating terms in connection with its receipt of an additional $10 million cash contribution from an unaffiliated third party investor for a one-third interest in Newco, thereby implicitly valuing OptiMark, Inc.'s contributed assets at $20 million. Additionally, the parties observed that, at the time the parties entered into the LOI in December 2001, the market capitalization of Ashton was approximately $5 million, thereby making an investment of $30 million worth in excess of 80% ownership of Ashton. Mr. Pak proposed that OptiMark Innovations would purchase 80% or more of Ashton's common stock for the cash and non-cash assets in OptiMark Innovations, and that OptiMark Innovations would seek to appoint a new chief executive officer of Ashton and obtain control of Ashton's Board by gaining Board seats by having specific Ashton directors resign their director positions. The Ashton Board was advised that OptiMark would provide to Ashton the definitive documentation executed in connection with the third party investor's investment in OptiMark Innovations as evidence of the third-party investor's implicit valuation of the assets being transferred to Ashton as partial consideration for the Ashton stock purchase. Messrs. Price and Pak were excused from the meeting. Thereafter, some directors commented that the cash component of the consideration plus the non-cash assets, regardless of their valuation, would be satisfactory consideration for the transaction in light of Ashton's financial condition and the lack of viable alternatives for Ashton. At the suggestion of Mr. Rittereiser, the Ashton Board directed Mr. Uchimoto to discuss the possibility of OptiMark Innovations acquiring a 70% interest in Ashton, rather than the 80% interest proposed by Mr. Pak, particularly in light of the inherent uncertainties relating to the value of the non-cash assets being transferred. After the meeting, OptiMark communicated to Mr. Uchimoto that it was firm on its proposal that OptiMark Innovations acquire at least an 80 % ownership interest in Ashton.

          On January 14, 2002, Ashton received notice from the American Arbitration Association informing it that the arbitrator concluded in favor of the former president of eMC and awarded him $510,750 to effect full settlement of all claims and counterclaims submitted in the arbitration that related to his employment agreement with eMC. The award bore interest from the date of the award at 9% per annum. Also on January 14, 2002, Mr. Warshaw telephoned Mr. Rittereiser and confirmed that the investment committee of the third party investor had approved the $10 million funding for the transaction subject to the negotiation and execution of mutually acceptable definitive agreements.

          On January 16, 2002, Ashton's management implemented an employee furlough program, which was intended to temporarily reduce employee work schedules with concomitant payroll reductions. This program and other initiatives were contemplated to allow Ashton to reduce its operating expenses to ensure that Ashton would have sufficient cash to complete the transaction with OptiMark. Also on January 16, 2002, Mr. Rittereiser and Mr. Bacci (an Ashton consultant at this time) met with Messrs. Warshaw, Price, Pak and Cohen at OptiMark's Jersey City headquarters. The OptiMark executives confirmed that OptiMark Innovations was seeking to acquire 88% ownership of Ashton's common stock in the transaction. Messrs. Rittereiser and Bacci discussed structuring the transaction so that OptiMark or OptiMark Innovations could own 80% of Ashton's common stock at closing with an ability to own an additional 7 to 8% of Ashton's common stock through a convertible note.

          At Ashton's January 17, 2002 Board meeting, Mr. Rittereiser updated the Ashton Board on the previous day's discussions with OptiMark. Mr. Bacci then noted that RGC had been informed of the proposed transaction and was considering terms to extend bridge financing to Ashton. Mr. Rittereiser also noted that OptiMark would assist Ashton in negotiating, and make as a condition of closing, a settlement with eMC's former President related to such former officer's January 14, 2002 arbitration award. Mr. Bacci stated that Kingsway might also provide Ashton between $250,000 and $500,000 in bridge financing in connection with the OptiMark transaction.

          Also on January 17, 2002, Ashton's Board accepted Mr. Bacci's resignations as an Ashton and UTTC director and as Ashton's President and Chief Operating Officer as of January 7, 2002. Mr. Bacci executed a consulting agreement with Ashton on January 7, 2002 to assist Ashton in negotiating the definitive agreements contemplated by the OptiMark LOI. Mr. Bacci's consideration for such consulting was $10,000 payable upon the close of the OptiMark transaction, and COBRA coverage through April 1, 2002.

          At a meeting of Ashton's  Board on January 22, 2002,  Mr.  Rittereiser
reported that Ashton was close to securing between $250,000 and $500,000 in bridge financing from Kingsway with Ashton's equity interest in Kingsway ATG Asia, Limited, Ashton's joint venture with an affiliate of Kingsway, being used as collateral for the loan. Separately, Ms. Andrews reported that Ashton had requested and received authorization to borrow approximately $95,000 from the cash value of the Company's key man life insurance policies to cover operating expenses. The Ashton Board then reviewed issues related to the latest drafts of the definitive agreements. Mr. Rittereiser explained that OptiMark Innovations would be purchasing outright 80% of Ashton's common stock and would have the right to purchase an additional 7 to 8% through a senior secured convertible note, which would be issued by Ashton. The Ashton Board reviewed various conditions contained in the draft securities purchase agreement such as the termination of a current Ashton director's consulting agreement, and the mutually acceptable renegotiation of Mr. Rittereiser's employment agreement. The Ashton Board expressed continuing concern over Ashton being precluded from seeking alternative strategic investments without incurring substantial liquidated damages while OptiMark had not yet consummated the OptiMark Innovations financing transaction with the third party investor that would be necessary to fund OptiMark Innovations' transaction with Ashton. The Ashton Board, however, authorized management to proceed with the OptiMark transaction.

          At the Ashton Board's January 24, 2002 meeting, the Ashton Board also directed management to request OptiMark to provide the identity of its third party investor within at least forty-eight hours of the closing of the transaction. The Ashton Board instructed Mr. Weingard to continue to evaluate and request detailed information from OptiMark of the intellectual property and other non-cash assets that would constitute part of the consideration for the transaction.

          On January 30, 2002, Ashton and Kingsway's affiliate, HK Weaver Group Limited, entered into a Short term Bridging Loan - Principal sum of $500,000 and a Share Mortgage evidencing Ashton's pledge of its ownership interest in KAA as security for the bridge loan to Ashton.

          A settlement of the arbitration award against Ashton by the former President of Ashton's eMC subsidiary was reached on January 31, 2002, whereby Ashton agreed to pay an aggregate of $200,000, issue 400,000 shares of common stock, and grant certain rights related to eMC to satisfy the award in its entirety. Ashton paid an initial payment of $50,000 in February 2002. Ashton has agreed to pay $100,000 and issue 400,000 shares upon the closing of the OptiMark transaction, and will pay a final payment of $50,000 within one year after such closing. The settlement agreement becomes void if the securities purchase agreement with OptiMark Innovations does not close by March 31, 2002 unless extended by the parties to the settlement.

          At a meeting of Ashton's Board on January 31, 2002, Mr. Rittereiser reported to Ashton's Board that OptiMark Innovations' Board had authorized OptiMark Innovations' management to sign definitive agreements with Ashton. Mr. Uchimoto also reported that, prior to Ashton's Board meeting, he had discussions with Mr. Pak who informed him that OptiMark would be unable to disclose the identity of the investor in OptiMark Innovations until the closing of the transaction with Ashton. Mr. Weingard then reported that, while he had a better understanding of the intellectual property and non-cash assets to be transferred, he could not independently ascertain the degree of such property's strategic value to Ashton, and OptiMark declined to provide more detailed descriptions of such property as contained in the exhibit to the securities purchase agreement.

          In evaluating the transaction contemplated by the securities purchase agreement, the favorable factors and strategic benefits identified by the Ashton Board included, but were not limited to:

               o the sale of the shares to OptiMark Innovations will provide Ashton with an immediate cash infusion of approximately $7.3 million, minus approximately $150,000 which will be used to pay expenses in connection with the stock issuance, and to provide Ashton with needed working capital;

               o    the addition of additional management expertise;

               o    the  issuance  of  the  senior   secured  note  to  OptiMark
                    Innovations will provide Ashton with an immediate and additional cash infusion of approximately $2.7 million, which will provide Ashton with needed working capital;

               o Ashton would own intellectual property and non-cash assets that could be used by Ashton to further its VWAP trading operations by potentially increasing VWAP liquidity in a cost efficient manner to the agency broker VWAP operation of Ashton;

               o    expanding Ashton's customer base;

               o    expanding the products and services offered by Ashton; and

               o    providing   access  to  certain  of   OptiMark's   strategic
                    investors.

          In addition to the positive factors discussed above, the negative factors that were identified and discussed by the Ashton Board included, but were not limited to:

                    o the proposed transaction will cause substantial dilution in the percentage ownership of current stockholders, with the current stockholders owning only approximately 20% of Ashton's common stock after the proposed stock is issued to OptiMark Innovations;

                    o OptiMark Innovations will become Ashton's majority stockholder, and will be able to control the election of directors and any other matters submitted to the stockholders for a vote, including mergers;

                    o the risk that the transaction would not be consummated, and the necessity for OptiMark to secure financing from a third party investor to complete the financing;

                    o the uncertainties associated with the valuation of the intellectual property to be contributed to Ashton by OptiMark as partial consideration for the acquisition of Ashton's common stock by OptiMark Innovations;

                    o the possible adverse effect on the liquidity of the market for Ashton's common stock resulting from the substantial ownership interest being acquired by OptiMark Innovations, which may make it more difficult to sell shares of Ashton common stock in the market;

                    o OptiMark Innovations could sell a substantial number of shares of common stock causing the price per share of common stock to decline if OptiMark Innovations' demands that Ashton register its shares under the Securities Act of 1933 or the shares become eligible for resale pursuant to an exemption from registration; and

                    o the possibility that the strategic synergies that Ashton and OptiMark anticipate may not materialize.

          The Ashton Board also discussed the fact that viable alternatives to the transaction with OptiMark had not emerged and that the only alternative to the transaction with OptiMark appeared to be the liquidation of Ashton, which the Ashton Board had concluded would not deliver any value to its shareholders.

          After reviewing all of the positive and negative factors, including, but not limited to the those discussed above, the Ashton Board concluded that approving the proposed transaction with OptiMark Innovations was in the best interests of Ashton and its stockholders. The Ashton Board then approved the transaction with OptiMark and authorized Mr. Uchimoto to execute the securities purchase agreement. The Ashton Board also directed Mr. Uchimoto to request that OptiMark add to the definitive agreements acceptable D&O insurance or run-off coverage for those Ashton directors who would be resigning as a condition of the closing of the transaction.

          Thereafter, at the January 31, 2002 Ashton Board meeting, the Ashton Board approved an amendment to Ashton's Certificate of Incorporation changing the authorized number of common shares from 100 million to 1 billion shares. Mr. Rittereiser commented that this higher amount would be necessary to accommodate the transaction and other corporate purposes such as mergers or acquisitions, and a new employee stock incentive plan. The Ashton Board recessed so that Mr. Uchimoto could contact OptiMark as to the D&O run-off coverage matter. After Mr. Uchimoto had negotiated this issue with Messrs. Price, Pak and Cohen of OptiMark, the Ashton Board meeting resumed. The Ashton Board agreed to OptiMark's proposal to assure such directors extended D&O run-off coverage for one year after they resign or a period that a $200,000 premium payment provides, whichever is longer. Mr. Uchimoto noted that OptiMark agreed to provide such coverage assurances as a condition of closing in the securities purchase agreement.

          On February 2, 2002, OptiMark requested that Ashton's Board consider an amendment to Ashton's Certificate of Incorporation creating a provision that would define Ashton's expectancy in specified business opportunities, in particular as they relate to directors and officers who are directors or officers of both Ashton and OptiMark ("Business Opportunities Amendment").

          Ashton's Board met on February 4, 2002 and discussed the Business Opportunities Amendment to its Certificate of Incorporation. Mr. Auguste explained that the proposed amendment is intended to define Ashton's interest or expectancy in specified business opportunities by defining business opportunities according to the identity of the recipient of the business opportunity in accordance with section 122(17) of the Delaware General Corporation Law. Mr. Auguste added that the effect of the amendment is to permit Ashton and its officers and/or directors who may be officers and/or directors of OptiMark Innovations Inc. (previously designated as "Newco"), OptiMark Holdings or OptiMark, Inc. to determine in advance whether a specified business opportunity is a corporate opportunity of Ashton rather than to address such opportunity as it arises. After further discussion, the Ashton Board unanimously approved this amendment to be included as a matter to be voted upon in the forthcoming stockholders meeting.

          In negotiating the final execution version of the securities purchase agreement, Ashton and OptiMark agreed that, upon closing, OptiMark Innovations Inc. would purchase up to 633,443,600 shares of Ashton's common stock for $7,272,727 of cash and other intellectual property and other non-cash assets. OptiMark Innovations Inc. also agreed to lend Ashton $2,727,273 in exchange for Ashton issuing the senior secured note. Ashton's Board recognized that Ashton would have access to $10 million in cash upon the closing of the transaction and determined that such transaction would be in the best interest of Ashton and its existing stockholders. Following the February 4, 2002 Ashton Board meeting, Mr. Uchimoto executed the securities purchase agreement on behalf of Ashton.

          On March 1, 2002, Ashton's Board established a new record date of March 14, 2002 for determining stockholders eligible to vote at the Ashton stockholders meeting.

          On March 5, 2002, Mr. Pak proposed to Mr. Uchimoto an amendment to the securities purchase agreement to extend the termination of such agreement from March 31, 2002 to April 30, 2002.

          On March 6, 2002, Ashton's Board approved extending the termination of the agreement from March 31, 2002 to April 30, 2002 and authorized Mr. Uchimoto to execute the same on behalf of Ashton. Following the March 6, 2002 Ashton Board meeting, Mr. Uchimoto executed the amendment to the securities purchase agreement on behalf of Ashton.

          On March 14, 2002 Mr. Neil Cohen, general counsel of OptiMark, Inc., informed Mr. Uchimoto that Finova Capital Management had filed a motion with the court to add OptiMark Innovations as a defendant in the case Finova Capital Corporation v. OptiMark Technologies, Inc., OptiMark, Inc. and OptiMark Holdings, Inc., Superior Court of New Jersey - Hudson County. Finova filed this action on June 15, 2001, asserting claims that arise out of an equipment lease agreement pursuant to which it is alleged that OptiMark Technologies, Inc. (now known as OptiMark US Equities, Inc.) agreed to lease certain equipment from Finova. Finova contends that OptiMark Technologies, Inc. breached the equipment lease by, among other things, failing to pay the amounts due under the equipment lease. Based on these allegations, Finova has made claims for breach of contract, tortious interference, fraudulent conveyance of such equipment lease agreement and/or the related equipment and/or other assets from OptiMark
Technologies,   Inc.  to  OptiMark,  Inc.  and/or  OptiMark  Holdings,  Inc.  in
unspecified amounts exceeding $6,000,000, plus interest, late charges, litigation costs and expenses, and reasonable counsel fees. The parties currently are engaged in exchanging responses to written discovery requests. In making its motion to the court to add OptiMark Innovations as a defendant in the case, Finova alleges that the transfer of the assets, comprised, at least in part, of the intellectual property and non-cash assets which are the subject of the securities purchase agreement, from OptiMark, Inc. to OptiMark Innovations on December 31, 2001 constitutes a fraudulent conveyance of such assets. A hearing on Finova's motion to add OptiMark Innovations as a defendant has not yet occurred. Ashton has been informed by Messrs. Warshaw and Cohen that OptiMark Technologies, Inc., OptiMark, Inc., OptiMark Holdings, Inc. and

OptiMark Innovations intend to defend the action and the motion vigorously. They also cautioned Mr. Uchimoto that the outcome of the litigation could not be predicted at this time and that the litigation, if successful, could have a material impact on the financial condition and results of operations of each of OptiMark Innovations and the other OptiMark entities.

          Later on March 14, 2002, at a meeting of the Ashton Board, Mr. Uchimoto presented these facts to the Ashton Board for their consideration. Messrs. Warshaw and Cohen joined the meeting by telephone to discuss the possible implications of the lawsuit for the transaction and for Ashton if the transaction closes. Messrs. Warshaw and Cohen assured the Ashton Board that OptiMark Innovations' outside investor remained committed to funding OptiMark Innovations, Inc. After Messrs. Warshaw and Cohen left the meeting, the Ashton Board discussed the risks that Ashton could subsequently be joined in the suit on the same theory of fraudulent conveyance and that the assets to be transferred to Ashton pursuant to the securities purchase agreement could be subject to a judgement against OptiMark Innovations or Ashton. The Ashton Board instructed Mr. Uchimoto to request that OptiMark, Inc. and OptiMark Holdings indemnify Ashton in the event that Ashton is required to return the intellectual property and other non-cash assets or to pay cash pursuant to a court judgment in the action against OptiMark and to cover Ashton's legal expenses, if any, in connection with the Finova lawsuit. Mr. Uchimoto made such a request that evening.

          On March 15, 2002, Mr. Cohen informed Mr. Uchimoto that OptiMark US Equities, Inc., a subsidiary of OptiMark Holdings, Inc. and a sister corporation of OptiMark, Inc., and the primary defendant in the Finova lawsuit, would indemnify Ashton and Ashton's past and current officers and directors for any claim made by Finova against Ashton in connection with the transfer of assets by OptiMark Innovations to Ashton pursuant to the securities purchase agreement.

PURPOSE OF THIS PROPOSAL

          The purpose of this proposal is to approve Ashton's amendment to its certificate of incorporation to increase the authorized common stock from 100 million to one billion shares. Ashton intends to use the additional 900 million shares of common stock primarily to fulfill its obligations pursuant to the securities purchase agreement between Ashton and OptiMark Innovations Inc. dated February 4, 2002 (including Ashton's obligations under the senior secured convertible note contemplated thereby). Ashton currently lacks sufficient authorized and unreserved shares of common stock to satisfy its obligations under the securities purchase agreement and without such amendment will be unable to complete the transaction with OptiMark. Accordingly, the approval of this amendment is one of the conditions to OptiMark's obligation to close the securities purchase agreement.

          Pursuant to the securities purchase agreement, Ashton has agreed to sell up to 633,443,600 shares of its common stock to OptiMark Innovations for the purchase price of $7.3 million in cash and intellectual property and other non-cash assets valued, for purposes of the securities purchase agreement, at $20 million. In addition, in the event that the sale of common stock to OptiMark Innovation closes, OptiMark Innovations has agreed to lend approximately $2.7 million to Ashton to be evidenced by a senior secured convertible note in the amount of approximately $2.7 million executed by Ashton in favor of OptiMark Innovations. The five-year senior secured note will be convertible into shares of Ashton common stock at a rate of $0.0492782 per share, subject to adjustment prior to closing and to customary anti-dilution adjustments after closing, and will accrue interest at a rate of 7.5% per annum payable semi-annually in cash. If issued, the principal amount of the senior secured note will be initially convertible into 55,344,360 shares at any time at the option of OptiMark Innovations. The senior secured note will be secured by all of the assets of Ashton pursuant to a pledge and security agreement to be entered into by Ashton and OptiMark Innovations contemporaneously with the execution of the senior secured note.

          The intellectual property and non-cash assets to be transferred to Ashton by OptiMark Innovations as partial consideration to OptiMark Innovations' purchase of Ashton's common stock are:

          o    U.S.  provisional  patent  application (No.  60/323,940  entitled
               "Volume Weighted Average Price System and Method" filed on September 1, 2001) that relates to Volume Weighted Average Price, or VWAP, trading. The provisional patent application relates to processing orders for trading equity securities at the VWAP and guaranteeing the price and quantity of trades to users who submit orders. The patent application will not provide any exclusive rights to Ashton until such time as it issues into a patent. There can be no assurance that the patent application will issue into a patent.
          o    Trade secrets and know how relating to VWAP trading.
          o An assignment to Ashton of a license for technology for use in a system for VWAP trading.
          o An assignment to Ashton of all rights, duties, and obligations under a bilateral nondisclosure agreement between the licensor of the technology described above and OptiMark Innovations.
          o Software developed to implement critical components of the VWAP trading system, including certain tools for testing, de-bugging and building source code.

          Ashton's primary business is providing (a) a unique business/technology approach for filling, as an agency broker, customer equity orders at the VWAP and (b) a unique business/technology approach for crossing equity orders within the Philadelphia Stock Exchange (PHLX) VWAP crossing facility (eVWAP(R)). Under contractual agreement with the PHLX, Ashton designed and implemented the eVWAP(R) facility and operates it.

          The intellectual property and intangible assets to be provided under the securities purchase agreement relate to the services currently provided or under development by Ashton and, together with the strategic relationship with OptiMark Innovations, have the potential to:

     o Provide increased VWAP liquidity in a cost-efficient manner to the agency broker VWAP operation of Ashton which currently depends on non-affiliated VWAP dealers who require Ashton to pay for their VWAP liquidity.
     o Provide a dealer operation for delivering VWAP liquidity that diversifies the current broker operation and exchange facility operation. In particular, they may assist in expanding Ashton's customer base to the broker market segment since the agency VWAP operation focuses on the buy-side market segment and the exchange eVWAP(R) operation focuses on the market segment interested in low cost, anonymous, crossing of equity orders at the VWAP but not necessarily filling those orders.
     o Provide a technology and system software to perform proprietary dealer trading within a profit center. This would help enable Ashton to expand, with current designs under development, into more diverse VWAP-related products and services driven by customer feedback from the three diverse business operations that we will now be able to prosecute; namely:

          o filling, as a proprietary dealer, customer equity orders at the VWAP
          o    filling, as an agency broker, customer equity orders at the VWAP
          o    crossing equity orders within the PHLX eVWAP(R) facility.

          While we expect to benefit from the assets being acquired from OptiMark Innovations, we cannot predict the extent to which those benefits will occur. Specifically, there can be no assurance that:

          o the performance characteristics of the third party technology will scale to the increased level of operations anticipated in the new business model;
          o the intellectual property can achieve the desired operational benchmarks; or
          o integration of the existing Ashton technologies and VWAP-related business models with the acquired technologies and associated business models will be feasible or possible.

          The  assets  being   acquired  from  OptiMark   Innovations   will  be
distributed between Ashton's data center and corporate headquarters, each located in Philadelphia, Pennsylvania.

          On or before the closing of the securities purchase agreement, Ashton will enter into an investors' rights agreement with OptiMark Innovations. Commencing 180 days after the execution of the investors' rights agreement, and subject to certain conditions, OptiMark Innovations may request Ashton to file up to two (2) registration statements with the SEC to register all of the shares of its common stock issuable to OptiMark Innovations pursuant to the securities purchase agreement and upon conversion of the senior secured note. Ashton may in certain circumstances delay the filing of such a registration statement for up to ninety days if, in the judgment of Ashton's board of directors, such a filing would be seriously detrimental to Ashton or its stockholders. In addition, Ashton would not be required to file a second registration statement within 180 days of the declaration of effectiveness of the first registration statement previously filed by Ashton. Subject to certain conditions, including but not limited to those set forth above, Ashton is required to use its best efforts to file a registration statement within ten business days of receiving a request from OptiMark Innovations.

          The investors' rights agreement will provide that so long as OptiMark Innovations or its assignees holds at least 20% of all issued and outstanding shares of common stock of Ashton, OptiMark Innovations will have a preemptive right to subscribe for future sales of common stock by Ashton. If OptiMark Innovations elects to exercise its preemptive right, it may purchase up to that portion of additional shares of common stock which equals the proportion that the number of shares of common stock beneficially owned by OptiMark Innovations bears to the total number of shares of common stock of Ashton then outstanding.

          The investors' rights agreement will also provide that, so long as OptiMark Innovations holds at least 20% of all issued and outstanding shares of common stock of Ashton, Ashton will not, without the prior approval of OptiMark Innovations, among other things: (i) authorize or issue any equity security other than shares of common stock issuable upon exercise of options currently outstanding; (ii) grant registration rights to any holder of securities of Ashton; (iii) repurchase or redeem any of its securities except as contemplated in the securities purchase agreement; (iv) merge, combine or consolidate with any entity; (v) sell all or substantially all of its assets; (vi) alter or change materially or adversely the rights of the common stock or preferred stock of Ashton; (vii) incur debt or guarantees (other than trade payable incurred by Ashton in the ordinary course of business) in excess of $100,000; (viii) liquidate or dissolve, effect any recapitalization or reorganization, or any stock split, reverse stock split, or, in each case, obligate Ashton to do so; or
(ix) engage in any other business other than that business currently engaged in by Ashton.

          In addition to the provisions described above the investors' rights agreement will provide that:

          o So long as OptiMark Innovations holds shares representing at least twelve and one half percent (12 1/2%) of Ashton's issued and outstanding common stock

               o the number of directorships for Ashton's board of directors will be fixed at five (5) and;

               o OptiMark Innovations shall be entitled to nominate a number of directors to the board of directors proportionate to the percentage of shares of Ashton's common stock issued and held, or issuable upon conversion or exercise of any other security held, by OptiMark Innovations; and

          o So long as OptiMark Innovations has the right to appoint at least one director to Ashton's board of directors, the consent of a majority of Ashton's board of directors, including the consent of at least one OptiMark Innovations appointed director, shall be required for Ashton to:

               o make any capital expenditure in excess of (i) $50,000 in any single transaction or (ii) 103% of the amount approved for capital expenditures in Ashton's operating budget for any fiscal year;

               o make any loan or advance, other than travel advances to employees in the ordinary course of business;

               o adopt any new or amend any existing employee benefit plan, grant or agreement;

               o acquire or sell or dispose of businesses or assets in excess of $50,000, or acquire the capital stock of any third party in excess of $50,000, in any fiscal year;

               o    enter into any material contracts or commitments;

               o    approve Ashton's annual operating budget;

               o    waive  any   material   rights  or  consent  to  settle  any
                    litigation;

               o institute litigation and similar proceedings outside of the ordinary course of business; or

               o make decisions to employ or terminate Ashton's senior executives and fix their compensation.

          o So long as OptiMark Innovations has the right to appoint at least one director to Ashton's board of directors, the consent of a majority of Ashton's board of directors, including the consent of at least one director not appointed by OptiMark Innovations, shall be required for Ashton to:

               o    repurchase or redeem any of its securities;

               o enter into a merger, agree to purchase all or substantially all of the assets of another entity or sell all or substantially all of its assets;

               o alter or change materially or adversely the rights of its common stock; or

               o engage in any business other than the business in which it is currently engaged.

          In the securities purchase agreement, Ashton has agreed that it and its agents will not solicit, initiate, encourage or participate in any discussions relating to the sale by Ashton of all or substantially all of its assets or shares of its capital stock which would result in the acquiror of such shares owning a majority of the outstanding shares of capital stock of Ashton. In addition, Ashton has agreed that it will pay $1,250,000 to OptiMark Innovations in the event that:
          o the Board of Directors of Ashton withdraws its recommendation to its stockholders to approve the matters set forth in this proxy statement for any reason other than:
               o the determination that the withdrawal of such recommendation is required to satisfy the fiduciary duties of the Board of Directors of Ashton; or
               o the occurrence of a material adverse effect on Ashton or its subsidiaries, taken as a whole; or

               o either of Proposals 1 or 2 is not approved by the requisite vote of Ashton's stockholders under circumstances in which either a superior proposal (as defined in the securities purchase agreement) has been publicly announced or a third party either has acquired fifteen percent (15%) or more of Ashton's outstanding common stock or has announced an intention to commence a tender or exchange offer for at least 35% of Ashton's outstanding common stock as part of a superior proposal.

Nothing in the securities purchase agreement, however, prohibits or prevents in any way the right or ability of Ashton's officers and directors to consider unsolicited offers by third parties to purchase all or substantially all of either of Ashton's assets or capital stock if Ashton's directors determine in good faith that the failure to do so would constitute a breach of their fiduciary duties.

          Pursuant to the securities purchase agreement, Ashton is obligated to indemnify OptiMark Innovations for any losses incurred by it as a result of a breach by Ashton of any of its representations, warranties and covenants.

          The securities purchase agreement may be terminated at any time:
          o    by mutual consent of Ashton and OptiMark Innovations;
          o by either Ashton or OptiMark Innovations if there has been a material breach of any representation, warranty, covenant or agreement in the securities purchase agreement by the other;
          o by either Ashton or OptiMark Innovations if the transactions contemplated by the securities purchase agreement have not closed by April 30, 2002; or
          o by either Ashton or OptiMark Innovations if either Proposal 1 or Proposal 2 is not approved by the requisite vote of Ashton's stockholders.

          In addition, if OptiMark Innovations has terminated the securities purchase agreement as a result of a material breach by Ashton of its obligation not to solicit acquisition proposals as set forth in the securities purchase agreement, Ashton will be obligated to pay $1,500,000 in liquidated damages to OptiMark Innovations in immediately available funds.

          The securities purchase agreement also requires that Ashton receive OptiMark Innovations' consent to amend the terms of any lock-up letter, waive the obligations of any officer or director who is a signatory to such a lock-up letter or release any officer or director from his obligations under such a lock-up letter. The lock-up letters were executed, respectively, by Messrs. Fred Weingard, William Uchimoto, Thomas Brown, Frederic Rittereiser, Arthur Bacci, K. Ivan Gothner and James Connolly and by Ms. Jennifer Andrews and provide that each respective signatory shall not dispose of any shares of capital stock of Ashton or any security convertible into the capital stock of Ashton owned by such individual until the earlier of the closing of the sale of common stock to OptiMark Innovations or the termination of the securities purchase agreement pursuant to Section 6.12 thereof; provided, however, that each may transfer his or her shares of Ashton's capital stock (i) as a bona fide gift, provided the donee agrees in writing to be bound by the terms of the lock-up agreement or
(ii) to any trust of the direct or indirect benefit of the individual or the individual's immediate family, provided that the trustee agrees in writing to be bound by the terms of the lock-up agreement. These lock-up letters, however, do not bind such stockholders to vote their shares in any particular manner.

          Upon the closing of the sale of common stock, OptiMark Innovations will own 80% of the then fully-diluted outstanding shares of Ashton's common stock. Fully-diluted shares include the outstanding shares of common stock and
(i) shares of any series of capital stock of Ashton or its Subsidiaries that vote together with Ashton's common stock, (ii) any outstanding options issued to employees and third parties, and (iii) shares of common stock, or any securities described in clause (i) above, issuable pursuant to or upon conversion or exercise of all rights granted to any party including, but not limited to, stock issued to HK Weaver. Assuming conversion of the senior secured convertible note that may be issued to OptiMark Innovations, OptiMark Innovations would own an additional 7% of the fully-diluted outstanding common stock.

          Closing of the sale of common stock to OptiMark Innovations is contingent upon, among other things: o Stockholder approval of this proposal to increase the number of shares of Ashton's authorized common stock;

          o Modification, on terms and conditions acceptable to OptiMark Innovations, of the 9% secured convertible note, dated as of July 13, 2001, in favor of RGC International Investors, LDC, and the release of all liens, security instruments and any encumbrances upon Ashton's and its subsidiaries' assets as described above;
          o Amendment of the securities purchase agreement between Ashton and Jameson Drive LLC, dated July 10, 2001, to provide for the elimination of the $2.5 million minimum commitment amount;
          o Waiver of the put rights by Ashton's joint venture partners with respect to Ashton Technology Canada and Kingsway-ATG Asia which require that Ashton purchase the equity interest in the joint ventures from the joint venture partners upon a change in control of Ashton;
          o The resignation of Ashton's current CEO and certain board members;
          o Appointment of a number of directors by OptiMark Innovations to Ashton's Board of Directors proportionate to its common stock ownership by the investor at the time of closing;
          o Execution of employment agreements with certain of Ashton's key employees;
          o Settlement of the arbitrator's award against Ashton dated as of January 14, 2002 in the amount of $510,750 related to the employment agreement with the former president of Ashton's subsidiary, eMC;
          o Resolution on terms acceptable to OptiMark Innovations of all matters associated with the offer to minority stockholders of Ashton's subsidiary, UTTC, to exchange certain shares of UTTC common stock for shares of the Ashton's common stock;
          o OptiMark Innovation's satisfaction with the results of its due diligence review of Ashton; o OptiMark Innovations receiving the financing or capital contributions necessary to pay the purchase price;
          o No material adverse effect shall have occurred to Ashton between the signing of the securities purchase agreement and the closing of the sale of common stock to OptiMark Innovations; and
          o Approval by the stockholders of Ashton of the amendment to Ashton's certificate of incorporation set forth in Proposal Two.

          In addition, closing of the sale of common stock to OptiMark Innovations is contingent upon OptiMark Innovations presenting to Ashton definitive documentation executed in connection with the third party's investment of $10 million in cash for a one-third interest in OptiMark Innovations.

          Even if Ashton's stockholders approve this proposal, Ashton cannot be sure that the conditions to OptiMark Innovations' obligation to purchase common stock from Ashton will be satisfied. A number of these conditions require actions by, or the resolution of issues with, third parties over which Ashton has no control. In addition, we cannot be sure that OptiMark Innovations will be satisfied with its due diligence review of Ashton or will obtain the financing or capital contributions necessary to pay the purchase price.

          The 633,443,600 shares to be issued to OptiMark Innovations by Ashton reflects the maximum number of shares issuable pursuant to the securities purchase agreement. Specifically, the 633,443,600 shares issuable pursuant to the securities purchase agreement and the conversion rate of the senior secured note are based upon the assumption that at the time of issuance Ashton will have issued a maximum aggregate amount of 25,774,949 shares of its common stock to:

               o    RGC in connection with the restructuring of the RGC note;

               o an eMC employee in connection with the resolution of Ashton's obligations arising under an arbitrator's award;

               o Kingsway in connection with its rights under any agreements for the provision of bridge financing to Ashton or for the purchase from Ashton of its interest in KAA;

               o Mr. Rittereiser in connection with the negotiation of a termination and separation agreement;

               o Mr. Bacci in connection with a termination and release agreement;

               o Messrs. Eprile and Rosensaft, minority stockholders in UTTC, in connection with the October 31, 2001 offer to the UTTC minority stockholders to exchange certain UTTC shares for shares of Ashton's common stock.

          The number of shares to be issued under the securities purchase agreement and upon conversion of the senior secured note is based upon providing OptiMark Innovations with a fixed percentage of Ashton's outstanding common stock on a fully-diluted basis. Any reduction in the number of shares issued by Ashton in the aforementioned transactions will result in a reduction in the number of shares issuable to OptiMark Innovations by a sufficient number so that OptiMark Innovations, after closing, will own no more than 80% of Ashton's outstanding common stock and will own a note convertible into no more than 7% of Ashton's outstanding common stock, in each case, on a fully-diluted basis.

          Ashton's board of directors is currently composed of five (5) individuals: Fredric Rittereiser, Thomas Brown, K. Ivan Gothner, William Uchimoto and Fred Weingard. In accordance with the terms of the securities purchase agreement dated as of February 4, 2002 and the investors' rights agreement to be entered into by Ashton and OptiMark Innovations in connection therewith, OptiMark Innovations will be entitled initially to install up to four
(4) of the directors that constitute Ashton's board. To that end, Messrs. Brown, Gothner, Rittereiser and Uchimoto have agreed to resign from the board of directors if the sale of common stock to OptiMark Innovations closes. OptiMark Innovations has informed Ashton that OptiMark Innovations currently intends to appoint only three directors to Ashton's board.

          If, prior to the Special Meeting of Ashton's Stockholders, OptiMark Innovations does designate another individual as a director nominee, Ashton will distribute supplemental disclosure regarding the change in director nominees to its stockholders and will delay the Special Meeting so as to allow at least ten
(10)  days  notice  of the  change  in the  slate of  director  nominees  to its stockholders. In addition, if OptiMark Innovations nominates any other individual as a director of Ashton after the Special Meeting, Ashton will provide notice of such nomination, and information regarding such nominee, to its stockholders not less than ten (10) days prior to the date such nominee takes office as a director of Ashton in compliance with Section 14(f) of the Securities Exchange Act of 1934, as amended, and Rule 14f-1 promulgated thereunder.

          As stated above, if Proposal 1 and Proposal 2 are approved by Ashton's stockholders, and if the sale of common stock to OptiMark Innovations contemplated by the securities purchase agreement closes, all of Ashton's current directors, except for Fred Weingard, will resign from Ashton's board resulting in four (4) vacancies on Ashton's board of directors. OptiMark Innovations has informed Ashton that, if the transaction between Ashton and OptiMark Innovations closes, OptiMark Innovations intends to appoint the following individuals to fill three vacant directorships: Ronald D. Fisher, Trevor B. Price and Robert Warshaw. Each such person has consented to serving as a director if appointed. In that event, Ashton's Board of Directors will be composed as follows:

NAME                             AGE         POSITION
----                             ---         --------

Fred S. Weingard                 48          Director
Ronald D. Fisher                 53          Director
Trevor B. Price                  33          Director
Robert Warshaw                   48          Director

          FRED S. WEINGARD (48), Chief Technology Officer of Ashton since 1996 with primary responsibility to design and develop advanced trading systems. Prior to joining Ashton, Mr. Weingard was, from January 1986 to July 1996, the founder and Principal of Booz Allen & Hamilton's Advanced Computational Technologies Practice with primary responsibility to deliver advanced-technology systems tailored to customers. From July 1980 to January 1986, Mr. Weingard was a senior intelligence analyst for the Defense Intelligence Agency performing highly classified technical analysis and providing hi-level briefings to senior government officials. From June 1976 to July 1980, he was the lead Nuclear Engineer for a commercial architectural engineering firm. Mr. Weingard received his Bachelor of Science degree in Engineering Physics and his Masters Degree in Nuclear Engineering from Cornell University and a second Masters Degree in Computer Science from The George Washington University. He is a National Science Foundation mathematics award winner. He has Professional Engineering licenses in Mechanical Engineering and has two US patents in neural networks. He has co-authored several papers and has given lectures and presentations to government, industry, and academia.

          RONALD D. FISHER (53). Mr. Fisher is the Vice Chairman of SOFTBANK Holdings Inc. and a Director of SOFTBANK Corp., Japan. Mr. Fisher also serves as the CEO of SOFTBANK Global Ventures. Prior to joining SOFTBANK in 1995, Mr. Fisher was, for six years, the Chief Executive Officer of Phoenix Technologies, Ltd., a leading developer and marketer of system software products for personal computers. Earlier, he was with INTERACTIVE Systems Corporation, a UNIX software company, where he served for five years in various capacities including Chief Operating Officer and Chief Executive Officer. Mr. Fisher's experience prior to Interactive Systems includes senior executive positions at Visicorp, TRW, and ICL (USA). Mr. Fisher also serves as a member of the boards of directors of SOFTBANK Corp., E*Trade Group, Key3Media, Global Sports and InsWeb Corporation. Mr. Fisher received his M.B.A. from Columbia University, New York and Bachelor of Commerce degree from the University of Witwatersand in South Africa.

          TREVOR B. PRICE (33), Executive Vice President of OptiMark, Inc. since April 16, 2001. Prior to joining OptiMark, Mr. Price was, from January 2000 through April 2001, Chairman, CEO and founder of SavvyJack, Inc. a business-to-business e-commerce application services provider. During the period from January 2000 through May 2000, while founding SavvyJack, Mr. Price also consulted with Continuous

Software Corporation where he led the business transition process for the acquisition of Pagoda Corporation, a company that he founded and built. From June 1998 through January 2000, Mr. Price was co-founder Co-CEO and director of Pagoda Corporation with primary responsibility for product marketing and development. Pagoda successfully developed and deployed an enterprise knowledge management solution to Fortune 500 companies. From March 1992 through June 1998, Mr. Price served in different management positions at Software Services International, Inc, a global services capital firm. Mr. Price has an undergraduate degree from the University of Pennsylvania.

          ROBERT J. WARSHAW (48), Chief Executive Officer of OptiMark Holdings, Inc. since March 14, 2001. Mr. Warshaw also serves as Chief Executive Officer of OptiMark, Inc. Mr. Warshaw previously served as Co-Chief Executive Officer, Executive Vice President and Chief Technology Officer of OptiMark, Inc. From November 1999 through June 2000, Mr. Warshaw served as Executive Vice President and Chief Technology Officer of OptiMark Technologies, Inc. From October 1993 to October 1999, Mr. Warshaw was Chief Information Officer at Lazard Freres & Co. LLC, an international investment banking firm. From January 1990 to October 1993, he was a partner at McKinsey & Company, a global management consulting firm. Mr. Warshaw received his bachelor's degree in English from the University of Pennsylvania and a Masters in Management from Northwestern University's Kellogg School of Management.

COMPENSATION OF DIRECTORS

          The directors of Ashton who are also executive officers have not been compensated for their service as directors. Each non-employee director receives a monthly retainer fee of $1,500. In addition, the Chairman of the Audit Committee is paid an additional monthly fee of $1,000. Directors are also reimbursed for out-of-pocket expenses. The non-employee directors also participate in our Stock Option Plans. We grant options to purchase shares of Common Stock to each person who becomes a non-employee director at the time of initial election or appointment. These options are granted with an exercise price per share equal to 100% of the fair market value of a share on the date of grant and vest over a three year period. Such options expire five years after the date of grant.

          In addition, on February 27, 2002, Ashton and Mr. Rittereiser began negotiating a separation agreement in connection with his resignation as an officer of the company. Pursuant to the securities purchase agreement, the terms and conditions of such separation agreement must be acceptable to OptiMark Innovations. Ashton has authorized OptiMark Innovations to engage in discussions directly with Mr. Rittereiser. On March 8, 2002, OptiMark Innovations communicated to Mr. Rittereiser that a separation agreement that provided the following consideration to Mr. Rittereiser by Ashton would be acceptable to OptiMark Innovations: (i) a $50,000 payment shortly after closing of the transaction between OptiMark Innovations and Ashton, (ii) a $50,000 payment within one year after the closing, (iii) reasonable expenses from January 18, 2002 until the closing, that Mr. Rittereiser estimated to be $5,000, (iv) the time within which to exercise all options granted to Mr. Rittereiser extended 3-1/2 years, (v) 2.5 million Ashton common shares to be registered with the first registration statement filed by Ashton after the closing, and (vi) healthcare insurance paid by Ashton for one year following the closing, with no provision for life insurance of any nature. Mr. Rittereiser has not indicated that he would accept such terms and conditions and the parties intend to continue negotiations. When the agreement has been accepted by all parities and executed, Ashton will file a current report on Form 8-K in a timely manner describing the terms of the separation agreement with a copy of the separation agreement attached to the Form 8-K as an exhibit.

          As of March 14, 2002, Ashton had 68,162,250 shares of common stock issued and outstanding. Upon the closing of the sale of common stock to OptiMark Innovations, Ashton will have up to

701,605,850 shares of common stock outstanding. In addition, Ashton will have reserved additional shares as follows:

          o 55,344,360 shares of common stock issuable upon conversion of the secured convertible note with OptiMark Innovations;

          o 12,000,000 shares of common stock issuable upon conversion of the bridge loan and exercise of the warrants issued to HK Weaver Group;

          o 11,381,711 shares of common stock in connection with Ashton's stock option plans, including 4,372,394 shares of common stock reserved for future option grants;

          o 5,546,743 shares of common stock issuable upon exercise of outstanding warrants;

          o 264,000 shares of common stock issuable upon conversion of convertible preferred stock; and

          o An estimated 13,774,949 shares of common stock to be issued in connection with the modification of the secured convertible note with RGC, the equity line with Jameson and other agreements. The modification of these agreements, among other things, is a condition to the closing of the sale of common stock to OptiMark Innovations.

          In the aggregate, approximately 799,917,613 shares of common stock will be issued or reserved for future issuance upon the closing of the sale of common stock to OptiMark Innovations. The remaining authorized but unissued shares of common stock that would exist if this proposal were approved by stockholders are necessary to allow Ashton the flexibility to set aside additional shares for potential stock option grants to employees, and to act upon potential mergers, acquisitions and other opportunities and transactions, if any, which may arise in the future.

          On January 31, 2002, the Ashton's Board of Directors approved an amendment to its certificate of incorporation to increase the authorized number of shares of common stock from 100 million to one billion. The form of the amendment approved by the Board and to be considered at the special meeting is attached as Exhibit A to this proxy statement.

CONSEQUENCES OF THIS PROPOSAL

          Should stockholders not approve this proposal, the sale of stock to OptiMark Innovations will not close. In this regard, Ashton would not have access to the capital or intellectual property being sought through this transaction. Without such additional capital, Ashton will not have sufficient financial resources nor access to alternative resources that would permit continued business operations. Accordingly, Ashton would face the imminent and likely potential for bankruptcy or liquidation. If Ashton is forced to declare bankruptcy or pursue liquidation, the value of Ashton's assets will not be sufficient to pay its creditors in full and, accordingly, Ashton's common stock would have no value.

          In order to conserve cash until the closing of the OptiMark Innovations transaction, Ashton instituted an employee furlough program in January 2002 which has temporarily reduced employee work schedules with concomitant payroll reductions. Further, Ashton has sold certain of its assets and has limited its trading activities to conserve cash. Currently, Ashton's principal source of liquidity is the bridge loan agreement it entered into on January 30, 2002 with HK Weaver Group, Limited, whereby HK Weaver agreed to lend up to $500,000 to Ashton. Once Ashton has drawn $500,000, HK Weaver, in its sole discretion, may lend an additional $100,000 to Ashton, which would be repayable on or before

March 30, 2002. Ashton expects the bridge loan to provide sufficient working capital until the closing of the transaction with OptiMark Innovations.

          If the proposed transaction with OptiMark Innovations is consummated, and if there is no settlement of the lawsuit between Finova and OptiMark US Equities, Inc., OptiMark, Inc, and OptiMark Holdings, Inc., the contribution of OptiMark Innovations' intellectual property into Ashton may result in a fraudulent conveyance suit by Finova against Ashton. If such a lawsuit is commenced, OptiMark US Equities has agreed to indemnify Ashton and Ashton's past and current officers and directors for any claim made by Finova against Ashton in connection with the transfer of assets by OptiMark Innovations to Ashton pursuant to the securities purchase agreement

          If the proposed increase in the authorized number of shares of common stock is approved, there will be a number of effects on Ashton and its stockholders:

          o the percentage of Ashton owned by current stockholders will be diluted substantially;

          o the capital infusion, including the contribution of OptiMark Innovations' intellectual property, into Ashton could result in increased value to current stockholders;

          o OptiMark Innovations will control the board of directors and will own a substantial majority of Ashton's outstanding voting stock; and

          o current stockholders will be unable to remove any directors or out-vote OptiMark Innovations' control interest.

          As long as OptiMark Innovations owns a majority of our outstanding common stock, OptiMark Innovations will be able to elect our entire board of directors and control the outcome of any other matter submitted to a vote of our stockholders. Such matters could include:

          o the composition of our board of directors and, through it, decisions with respect to our business direction and policies, including the appointment and removal of officers;

          o any determinations with respect to mergers or other business combinations;

          o    our acquisition or disposition of assets;

          o    our capital structure;

          o    payment of dividends on our common stock;

          o    determinations with respect to our tax returns; and

          o    other aspects of our business direction and policies.

          In addition, while OptiMark Innovations owns at least 20% of our common stock, OptiMark Innovations will retain control over certain corporate decisions affecting Ashton. See the description of the investor rights agreement on pages 12-13 of this proxy statement.

          OptiMark Innovations' voting control and board influence may have the effect of discouraging many types of transactions in which you as a holder of common stock might otherwise receive a premium for your shares over the then-current market price. Furthermore, OptiMark Innovations is not prohibited from selling a controlling interest in us to a third party.

          Under Section 203 of the Delaware General Corporation Law, a Delaware corporation is prohibited from engaging in a "business combination" with an "interested stockholder" for three years following the date that person or entity becomes an interested stockholder. With certain exceptions, an interested stockholder is a person or entity who or that owns, individually or with or through any of its affiliates or associates, fifteen percent (15%) or more of the corporation's outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which person has voting rights only). The three-year moratorium imposed by
Section 203 on business combinations does not apply if (i) prior to the date on which such stockholder became an interested stockholder the board of directors of the subject corporation approved either the business combination or the transaction that resulted in the person or entity becoming an interested stockholder; (ii) upon consummation of the transaction that made the person or entity an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the corporation's voting stock outstanding at the time the transaction commenced (excluding from the eighty-five percent (85%) calculation shares owned by directors who are also officers of the subject corporation and shares held by employee stock plans that do not give employee participants the right to decide confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) at or subsequent to the date such person or entity became an interested stockholder, the board approved the business combination and it is authorized at an annual or special stockholder meeting by sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock not owned by the interested stockholder. A Delaware corporation may elect not to be governed by Section 203; however, neither the Ashton certificate of incorporation nor the bylaws contain such an election.

          Section 203 may have the effect of limiting the ability of a potential acquiror to make a two-tiered bid for Ashton in which all stockholders would not be treated equally because any merger, consolidation or similar transaction following an acquisition of majority control not approved by a board of directors under Section 203 would have to be approved by the holders of at least two-thirds of the remaining shares of stock unless the acquiror obtains 85% or more of the corporation's voting stock in such acquisition of majority control.

          However, any merger, consolidation or similar transaction involving Ashton and OptiMark Innovations consummated after the sale of the controlling interest in Ashton to OptiMark Innovations as contemplated by the securities purchase agreement will not be subject to Section 203 and super-majority approval of any such transaction will not be required because Ashton's board of directors will have approved the transactions resulting in OptiMark Innovations becoming an interested stockholder of Ashton.

          Ashton and OptiMark Innovations have not discussed the possibility of OptiMark Innovations acquiring the minority interest in Ashton in the future. There is no standstill agreement between Ashton and OptiMark Innovations or any third party agreeing not to proceed with any future business combinations. OptiMark Innovations could, therefore, enter into a second step transaction to acquire Ashton's remaining outstanding shares. Although Ashton and OptiMark Innovations did not enter into a standstill agreement, the investors' rights agreement to be entered into by Ashton and OptiMark Innovations upon closing of the proposed transaction requires the consent of a majority of Ashton's board of directors, which consent must include at least one director not appointed to Ashton's board by OptiMark Innovations or its affiliates, to authorize Ashton to enter into any future business combination.

          There is no assurance that the sale of stock to OptiMark Innovations will close or will close on the terms described. If the sale of stock to OptiMark Innovations is not completed or is completed at a lower number of shares than described, the remaining authorized and unissued shares could be issued to other parties without stockholder approval. The number of shares that may be available to Ashton, assuming approval of Proposal 1 by Ashton's stockholders, may vary between a minimum of 200,782,387 shares if the sale of common stock to OptiMark closes on the terms described in the proxy statement and a maximum of 889,570,347 shares if the sale of shares to OptiMark is terminated, which is possible if any condition to closing is not met and is not waived by OptiMark.

          If the proposed transaction with OptiMark is not consummated, Ashton will likely be liquidated, and no additional shares will be issued. If the transaction with OptiMark does not close and Ashton is not liquidated, it will immediately need to obtain cash for its operations and will use the authorized and unissued shares to raise the needed capital. Any issuance of shares of common stock by Ashton will have a dilutive effect on the percentage ownership of Ashton's existing stockholders. In addition, if Ashton sells its common stock at a discount to the then-current market price of it's common stock, the issuance of those shares could create downward pressure on the market price of Ashton's common stock.

          In the absence of a proportionate increase in Ashton's earnings and book value, an increase in the aggregate number of outstanding shares of Ashton caused by the issuance of the additional shares would dilute the earnings per share and book value per share of all outstanding shares of Ashton's common stock. If such factors were reflected in the price per share of common stock, the potential realizable value of your investment would be adversely affected.

                                   PROPOSAL 2:

       TO APPROVE AN AMENDMENT TO ASHTON'S CERTIFICATE OF INCORPORATION TO DEFINE THE CORPORATION'S INTEREST AND EXPECTANCY IN SPECIFIED BUSINESS
          OPPORTUNITIES OR SPECIFIED CLASSES OR CATEGORIES OF BUSINESS
      OPPORTUNITIES THAT ARE PRESENTED TO THE CORPORATION AND ITS OFFICERS,
                           DIRECTORS AND STOCKHOLDERS

      THE BOARD OF DIRECTORS OF ASHTON UNANIMOUSLY RECOMMENDS THAT HOLDERS
             OF COMMON STOCK VOTE "FOR" THE APPROVAL OF THE PROPOSAL

SALE OF COMMON STOCK TO OPTIMARK INNOVATIONS INC.

          On February 4, 2002, Ashton entered into a securities purchase agreement with OptiMark Innovations Inc., whereby Ashton has agreed to sell up to 633,443,600 shares of its common stock for the purchase price of $7.3 million in cash and intellectual property and other non-cash assets valued, for purposes of the securities purchase agreement, at $20 million. In addition, subject to the closing of the sale of Ashton's common stock to OptiMark Innovations pursuant to the securities purchase agreement, OptiMark Innovations has agreed to lend approximately $2.7 million to Ashton to be evidenced by a senior secured convertible note to be executed by Ashton in the amount of approximately $2.7 million in favor of OptiMark Innovations Inc. The five-year senior secured convertible note is convertible into shares of Ashton common stock at a rate of $0.0492782 per share, subject to adjustment prior to the closing and to customary anti-dilution adjustments after the closing, and accrues interest at a rate of 7.5% per annum. The principal amount of the senior secured note will be convertible into 55,344,360 shares of Ashton common stock.

          Upon closing of the sale of Ashton common stock, OptiMark Innovations Inc. will own 80% of the fully-diluted outstanding shares of common stock as of the closing. Assuming conversion of the senior secured convertible note, OptiMark Innovations would own an additional 7% of the fully-diluted outstanding common stock as of the closing.

          Upon the closing of the securities purchase agreement, Ashton will be a majority owned subsidiary of OptiMark Innovations and OptiMark Innovations will also acquire certain investor rights including the right to install the number of Ashton directors proportionate to its common stock ownership and rights to approve certain corporate actions and Board of Director actions. A more detailed description of this transaction is set forth in Proposal One.

          As a result Ashton, OptiMark Innovations and OptiMark Holdings, the parent company of OptiMark Innovations, may have officers and/or directors in common and, because Ashton and OptiMark Innovations may engage in similar businesses and therefore have an interest in the same corporate opportunities, those officers and/or directors may, from time to time, have conflicting duties of loyalty to each of Ashton, OptiMark Innovations and OptiMark Holdings.

          Under section 122(17) of the Delaware General Corporation Law, a corporation may in its certificate of incorporation define the corporation's interest and expectancy in specified business opportunities that are presented to the corporation and its officers, directors and stockholders. As a condition to its purchase of common stock of Ashton described above, OptiMark Innovations will require that Ashton amend its certificate of incorporation to define Ashton's interest and expectancy in specified business opportunities. The Board of Directors of Ashton approved the following proposed amendment to Ashton's certificate of incorporation at a meeting of the Board of Directors of Ashton.

In addition, Ashton, OptiMark Innovations, OptiMark Holdings and OptiMark, Inc. intend to execute a noncompetiton agreement upon the closing of the transaction. The parties currently do not compete as OptiMark, Inc. operates systems consulting services, OptiMark Holdings is a holding company, OptiMark Innovations conducts no business other than holding intellectual property and other non-cash assets that will be fully transferred to Ashton upon the consummation of the transaction, and Ashton operates equity trading systems and provides services relating to volume-weighted average pricing. It is anticipated that the Agreement will preclude OptiMark Innovations, OptiMark, Inc., OptiMark Holdings or any entity that they control from competing on a worldwide basis with Ashton in offering volume-weighted average pricing trading systems or related services in U.S. and Canadian securities. It is anticipated that the Agreement will have a five-year term from the date of its execution.

PURPOSE OF THE PROPOSAL

          The purpose of this proposal is to amend Ashton's certificate of incorporation to clarify the circumstances in which certain business opportunities that may, from time to time, be brought to the attention of OptiMark Innovations, OptiMark Holdings or an officer or director of Ashton, who simultaneously serves as an officer and/or director of OptiMark Innovations or OptiMark Holdings, shall be deemed to be an opportunity belonging to Ashton, OptiMark Innovations or to OptiMark Holdings.

          We therefore request that you vote to approve the following amendment to Ashton's Certificate of Incorporation. Please note that the use of the word "Corporation" in the proposed amendment set forth below refers to Ashton.

               EIGHTH:
               -------

                    Section 1. In anticipation of the possibility (i)
               that the Corporation will be a majority-owned subsidiary of Innovations and that Holdings may be a majority or significant stockholder of the Corporation,
               (ii) that the officers and/or directors of the Corporation may also serve as officers and/or directors of OptiMark, (iii) that the Corporation and OptiMark may engage in the same or similar activities or lines of business and have an interest in the same classes or categories of corporate opportunities, and (iv) in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with Innovations (including possible service of officers and/or directors of OptiMark as officers and directors of the Corporation), the provisions of this Article are set forth to regulate and shall, to the fullest extent permitted by law, define the conduct of the Corporation with respect to certain classes or categories of business opportunities that are presented to the Corporation as they may involve OptiMark and its officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

                    Section 2. Except as may be otherwise provided in
               a written agreement between the Corporation and OptiMark, OptiMark shall have no duty to refrain from engaging in a corporate opportunity in the same or similar activities or lines of business as the Corporation (and all corporations, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns directly or indirectly 50 percent or more of the outstanding voting stock, voting power, partnership interests or similar voting interests) engages in or proposes to engage in at the time of the initial public offering of the Corporation's Common Stock (and the Corporation hereby renounces any interest or expectancy, or in being offered any opportunity to participate in such business opportunities as may arise in which both the Corporation and OptiMark may have an interest), and, to the fullest extent permitted by law, neither OptiMark nor any of their respective officers or directors (except as provided in Section 3 of this Article EIGHTH) shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities of OptiMark. In the event that OptiMark acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both OptiMark and the Corporation, OptiMark shall, to the fullest extent permitted by law, have no duty to communicate or offer such corporate opportunity to the Corporation and shall, to the fullest extent permitted by law, not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that OptiMark pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation.

                    Section 3. In the event that a director or officer
               of the Corporation who is also a director or officer of OptiMark acquires knowledge of a potential transaction or matter which may be a corporate opportunity (as referenced above in Section 2) for both the Corporation and OptiMark, such director or officer of the Corporation shall, to the fullest extent permitted by law, have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its stockholders with respect to such corporate opportunity, if such director or officer acts in a manner consistent with the following policy:

                         (a) a corporate opportunity (as referenced
               above in Section 2) offered to any person who is an officer of the Corporation, and who is also a director but not an officer of OptiMark, shall belong to the Corporation;

                         (b) a corporate opportunity (as referenced
               above in Section 2) offered to any person who is a director but not an officer of the Corporation, and who is also a director or officer of OptiMark shall belong to the Corporation if such opportunity is expressly offered to such person in his or her capacity as a director of the Corporation, and otherwise shall belong to OptiMark; and

                         (c) a corporate opportunity (as referenced
               above in Section 2) offered to any person who is an officer of both the Corporation and OptiMark shall belong to the Corporation if such opportunity is expressly offered to such person in his or her capacity as an officer of the Corporation and otherwise shall belong to OptiMark.

                    Section 4. Any person purchasing or otherwise
               acquiring any interest in shares of the capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article EIGHTH.

                    Section 5. For purposes of this Article EIGHTH
               only:

                         (a) A director of the Corporation who is
               Chairman of the Board or of a committee thereof shall not be deemed to be an officer of the Corporation by reason of holding such position (without regard to whether such position is deemed an office of the Corporation under the By-Laws (as amended from time to time, the "By-Laws") of the Corporation), unless such person is a full-time employee of the Corporation; and

                         (b) The term "Innovations" shall mean
               OptiMark Innovations Inc., a Delaware corporation (and any successor thereof) and all corporations, partnerships, joint ventures, associations and other entities (other than the Corporation) and all corporations, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns directly or indirectly 50 percent or more of the outstanding voting stock, voting power, partnership interests or similar voting interests)) in which Innovations beneficially owns (directly or indirectly) 50 percent or more of the outstanding voting stock, voting power, partnership interests or similar voting interests.

                         (c) The term "Holdings" shall mean OptiMark
               Holdings, Inc., a Delaware corporation (and any successor thereof) and all corporations, partnerships, joint ventures, associations and other entities (other than the Corporation) and all corporations, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns directly or indirectly 50 percent or more of the outstanding voting stock, voting power, partnership interests or similar voting interests)) in which Innovations beneficially owns (directly or indirectly) 50 percent or more of the outstanding voting stock, voting power, partnership interests or similar voting interests.

                         (d) The term "OptiMark" shall mean
               Innovations and Holdings collectively or individually.

                    Section 6. Anything in this Certificate of
               Incorporation to the contrary notwithstanding, the foregoing provisions of this Article EIGHTH shall terminate, expire and have no further force and effect on the date that (i) OptiMark ceases to beneficially own shares of common stock representing at least 20 percent of the total voting power of all classes of outstanding capital stock of the Corporation entitled to vote in the election of directors and (ii) no person who is a director or officer of the Corporation is also a director or officer of OptiMark. Neither the alteration, amendment, termination, expiration or repeal of this Article EIGHTH nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article EIGHTH shall eliminate or reduce the effect of this Article EIGHTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article EIGHTH, would accrue or arise, prior to such alteration, amendment, termination, expiration, repeal or adoption.

CONSEQUENCES OF THIS PROPOSAL

          Currently, and absent a provision such as the provision set forth in this proposal, under Delaware law the general rule is that a director, officer or controlling stockholder may not appropriate a business opportunity that rightfully belongs to the corporation. The determination of whether an opportunity rightfully belongs to the corporation is necessarily fact sensitive and is decided on a case by case basis. The Delaware courts consider various factors, including:

          o the "interest or expectancy" factor, which considers whether the property of a business opportunity is related to the property or nature of the corporate business;

          o the "line of business" factor, which considers whether the business that is the subject of the opportunity has a direct or close relationship to a business in which the corporation in engaged or has ever been engaged;

          o whether the opportunity in question was presented to the director or officer in her individual capacity or in her capacity with the corporation; and

          o whether the corporation is financially able to undertake the opportunity.

These and other factors may be considered and the absence or presence of any one of these factors is not dispositive in deciding an individual case.

          Section 122(17) of the Delaware General Corporations Law allows a corporation, with stockholder approval, to amend its certificate of incorporation to set limits on the corporation's interest or expectancy in specified business opportunities or specified classes or categories of business opportunities. That is what the stockholder's of Ashton are being asked to approve.

          If the sale of stock to OptiMark Innovations closes, Ashton will share certain officers and directors with each of OptiMark Innovations and OptiMark Holdings. As officers and/or directors of more than one corporation, those individuals will have a fiduciary duty and a duty of loyalty to each such corporation. Because OptiMark Innovations and OptiMark Holdings and Ashton operate in the same line of business, when an individual who is an officer and/or director of both Ashton and OptiMark Innovations and/or OptiMark Holdings is presented with a business opportunity, that individual's duties to each of Ashton and OptiMark Innovations and/or OptiMark Holdings may come into conflict.

          The proposed amendment to Ashton's certificate of incorporation sets forth guidelines for the allocation of business opportunities among Ashton, OptiMark Innovations and OptiMark Holdings and will facilitate the ability of those individuals to act appropriately in the interests of each corporation.

          Specifically, any corporate opportunity that is offered to a person who is either an officer or director of Ashton and who is also either an officer or director of OptiMark Innovations or OptiMark Holdings, Inc. shall belong to Ashton, OptiMark Innovations or OptiMark Holdings, Inc. as set forth as follows:

                         (a) a corporate opportunity (as referenced
               above in Section 2) offered to any person who is an officer of Ashton, and who is also a director but not an officer of OptiMark, shall belong to Ashton;

                         (b) a corporate opportunity (as referenced
               above in Section 2) offered to any person who is a director but not an officer of Ashton, and who is also a director or officer of OptiMark shall belong to Ashton if such opportunity is expressly offered to such person in his or her capacity as a director of Ashton, and otherwise shall belong to OptiMark; and

                         (c) a corporate opportunity (as referenced
               above in Section 2) offered to any person who is an officer of both Ashton and OptiMark shall belong to Ashton if such opportunity is expressly offered to such person in his or her capacity as an officer of Ashton and otherwise shall belong to OptiMark.

     In addition, pursuant to the proposed amendment to Ashton's certificate of incorporation, except as provided above, neither OptiMark Innovations nor OptiMark Holdings will have a duty to refrain from engaging in the same or similar activities or lines of business in which Ashton engages, and, to the fullest extent permitted by law, neither OptiMark Innovations nor OptiMark Holdings, nor any officer or director of either of OptiMark Innovations or OptiMark Holdings, will be liable to Ashton or our stockholders for breach of any fiduciary duty by reason of any such activities of OptiMark Innovations or OptiMark Holdings, as the case may be. Except as provided above, in the event that either OptiMark Innovations or OptiMark Holdings acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both Ashton and OptiMark Innovations or OptiMark Holdings, as the case may be, neither OptiMark Innovations nor OptiMark Holdings will, to the fullest extent permitted by law, have any duty to communicate or offer such corporate opportunity to us and neither will, to the fullest extent permitted by law, be liable to us or our stockholders for breach of any fiduciary duty as a stockholder of Ashton by reason of the fact that OptiMark Innovations or OptiMark Holdings pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to Ashton.

     Section 122(17) does not change the standard of review to be applied by Delaware courts in examining the appropriateness of the renunciation of the interest of the corporation in a business opportunity, which will be determined based on the common law of fiduciary duty, including the duty of loyalty. Accordingly, both the renunciation of a class of corporate opportunities effected through the proposed amendment in advance of the corporate opportunity arising and the renunciation in the future of any other corporate opportunities not already renounced through the proposed amendment would be subject to judicial scrutiny based on traditional common law standards of fiduciary duty. However, if Sections 2 and 3 of the proposed amendment are approved and a corporate opportunity is renounced, such opportunity ceases to be a corporate opportunity. Engagement by an officer or director in the opportunity that has been renounced as a corporate opportunity would not then constitute a breach of fiduciary duty.

     Should stockholders not approve this proposal, OptiMark Innovations would not be required to consummate the purchase of Ashton common stock. If this transaction is not consummated, Ashton would not have access to the capital or intellectual property being sought through this transaction. Without such additional capital, Ashton will not have sufficient financial resources to permit continued business operations. If Ashton is required to seek alternative sources of capital, there is no assurance that Ashton will be able to obtain such additional capital or to obtain such capital on terms acceptable to Ashton. We do not believe we would be successful in that endeavor. Accordingly, if Ashton does not close this transaction, and it is unable to raise capital from another source, Ashton will face the imminent and likely potential for bankruptcy and liquidation.

     Even if stockholders approve this proposal, there is no assurance that the sale of stock to OptiMark Innovations will close or will close on the terms described herein. If the sale of stock to OptiMark Innovations is not completed and this proposal is approved by stockholders, the amendment to Ashton's Certificate of Incorporation described in this proposal will have no practical effect on Ashton.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following  tables,  other than the table entitled  "Certain  Beneficial
Owners," set forth certain information as of January 31, 2002, regarding the beneficial ownership of the equity securities of Ashton and certain of its subsidiaries by (1) all directors, (2) all individuals serving as Ashton's chief executive officer or serving in a similar capacity during the last completed fiscal year, (3) Ashton's four most highly paid executive officers other than the CEO who were serving as executive officers at the end of the last completed fiscal year and (4) up to two additional individuals who would have been listed among the four most highly compensated executive officers other than the CEO but for the fact that the individuals were not serving as executive officers at the end of the last completed fiscal year. In addition, the tables, other than the table entitled "Certain Beneficial Owners," set forth such information for all of the foregoing individuals as a group. In all cases below, unless otherwise stated, each individual exercises sole investment and dispositive power over the shares listed next to his or her name.

     1. The Ashton Technology Group, Inc., Common Stock, par value $0.01 per share. As of January 31, 2002, there were 68,162,250 shares of common stock issued and outstanding.

MANAGEMENT


                                                                                              Amount and
                                                                                               Nature of
Name and Address of                                                                           Beneficial             Percent
Directors and Executive Officers**                                                             Ownership             Of Class
--------------------------------                                                               ---------             --------
Arthur J. Bacci (9).....................................................                      248,660 (1)                *
Thomas G. Brown(10) ....................................................                       60,000 (2)                *
Richard E. Butler (9) ..................................................                      230,000 (3)                *
Buntzie Ellis Churchill (9) ............................................                       -0-                       *
Wayne H. Coleson  (9) ..................................................                       -0-                       *
K. Ivan F. Gothner(10) .................................................                      770,262 (4)              1.1%
Herbert Kronish (9) ....................................................                      100,000 (5)                *
Fredric W. Rittereiser(10) .............................................                    1,628,500 (6)              2.4%
William W. Uchimoto(10) ................................................                      278,536 (7)                *
Fred S. Weingard........................................................                      873,869 (8)              1.3%
All executive officers and directors of the
   Company as a group (10 persons) .....................................                    4,189,827***               5.8%


*    Represents less than 1%.
** The address of each of the beneficial owners in the foregoing table is c/o The Ashton Technology Group, Inc., Eleven Penn Center, 1835 Market Street, Suite 420, Philadelphia, PA 19103.
***  Includes 3,638,965 shares issuable upon exercise of options.

(1) Represents (i) 11,100 shares of common stock; (ii) 150,000 shares of common stock issuable upon exercise of options, which are currently exercisable at $3.1875 per share; and (iii) 87,560 shares of common stock issuable upon exercise of options, which are currently exercisable at $2.00 per share.
(2) Represents (i) 50,000 shares of common stock issuable upon exercise of stock options, which are currently exercisable at $1.875 per share, and
     (ii) 10,000 shares of common stock issuable upon exercise of options, which are currently exercisable at $9.06 per share.

(3) Represents (i) 180,000 shares of common stock issuable upon the exercise of stock options, which are currently exercisable at $1.875 per share, and
     (ii) 50,000 shares of common stock issuable upon exercise of options, which are currently exercisable at $2.00 per share.
(4) Represents (i) 20,262 shares of common stock and (ii) 750,000 shares of common stock issuable upon exercise of options, which are currently exercisable at $1.875 per share.
(5) Represents 100,000 shares of common stock issuable upon the exercise of options, which are currently exercisable at $1.875 per share.
(6) Mr. Rittereiser may be deemed to be the beneficial owner of: (i) 403,500 shares of common stock held of record by The Dover Group, Inc; (ii) 25,000 shares of common stock issuable upon the exercise of redeemable warrants held by Dover which are currently exercisable at $5.85 per share; (iii) 1,000,000 shares of common stock issuable upon exercise of options held by Mr. Rittereiser which are currently exercisable at $1.875 per share; (iv) 100,000 shares of common stock issuable upon exercise of options held by Mr. Rittereiser which are currently exercisable at $10.50 per share; and
     (v) 100,000 shares held by Mr. Rittereiser's wife as a gift from her father, Frederick Weimmer, Sr., of which Mr. Rittereiser disclaims beneficial ownership. Dover is a corporation of which Mr. Rittereiser is the sole stockholder, director and officer.
(7) Represents (i) 6,000 shares of common stock; (ii) 180,000 shares of common stock issuable upon exercise of options, which are currently exercisable at $1.875 per share; and (iii) 92,536 shares of common stock issuable upon exercise of options, which are currently exercisable at $2.00 per share.
(8) Represents (i) 10,000 shares of common stock; (ii) 100,000 shares of common stock issuable upon exercise of options, which are currently exercisable at $14.25 per share; (iii) 538,750 shares of common stock issuable upon exercise of options, which are currently exercisable at $1.875 per share;
     (iv) 100,000 shares of common stock issuable upon exercise of options, which are currently exercisable at $10.50 per share; and (v) 125,119 shares of common stock issuable upon exercise of options, which are currently exercisable at $2.00 per share.
(9) Effective September 24, 2001, Messrs. Butler and Kronish were no longer members of Ashton's Board of Directors. As of November 20, 2001 and October 11, 2001, Mr. Coleson and Ms. Churchill, respectively, resigned from Ashton's Board of Directors. As of January 7, 2002, Ashton accepted Mr. Bacci's resignation from the Board of Directors
(10) Messrs. Brown, Gothner, Rittereiser and Uchimoto have agreed to resign from the Board of Directors upon the closing of the sale of stock to OptiMark Innovations Inc. Ashton, specified stockholders of Ashton beneficially owning in the aggregate 52.8% of Ashton's common stock outstanding as of January 31, 2002 and OptiMark Innovations have agreed that, at that time, OptiMark Innovations will have the right to appoint a number of directors to Ashton's Board of Directors proportionate to its common stock ownership, i.e., initially, four (4) directors as of the closing.

CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information as of January 31, 2002 regarding each person other than an officer or director who is known by Ashton to beneficially own more than five percent of the common stock:


------------------------------------------------------------------------------------------------------------------------------------
Name and Address of Beneficial Owner                     Amount and Nature of Beneficial Ownership                 Percent of Class
------------------------------------                     -----------------------------------------                 ----------------
------------------------------------------------------------------------------------------------------------------------------------
Kingsway Securities Holdings Limited(4)                               30,489,274 (1)                                     38%
       5/F Hutchinson House
       10 Harcourt Road
       Central, Hong Kong
------------------------------------------------------------------------------------------------------------------------------------
HK Weaver Group Limited(5)                                            12,000,000 (2)                                     15%
5th Floor, Hutchison House
10 Harcourt Road
Central, Hong Kong
------------------------------------------------------------------------------------------------------------------------------------
Jameson Drive, LLC(6)
       Navigator Management                                            4,632,865                                        6.8%
       Harbour House, 2nd Floor
       Waterfront Drive
       PO Box 972
       Road Town, Tortola
       British Virgin Island
------------------------------------------------------------------------------------------------------------------------------------
RGC International Investors LDC(7)                                    15,235,982 (3)                                   18.3%
C/o Rose Glen Capital Management, LP
3 Bala Plaza East, Suite 501
251 St. Asaphs Road
Bala Cynwyn, PA 19004
------------------------------------------------------------------------------------------------------------------------------------


(1) Includes 10,000,000 shares of common stock issuable upon conversion of a $500,000 note issued to HK Weaver and 2,000,000 shares issuable upon the exercise of options issued to HK Weaver. Kingsway Securities Holdings Limited is the controlling entity of HK Weaver.

(2) Includes 10,000,000 shares of common stock issuable upon conversion of a $500,000 note and 2,000,000 shares issuable upon the exercise of options. Investment and dispositive power over these shares is shared with Kingsway Securities Holdings Limited, the controlling entity of HK Weaver.

(3) Includes 15,035,982 shares of common stock issuable upon conversion of the secured convertible note with RGC, dated as of July 13, 2001, based upon the market price of Ashton's common stock on January 31, 2002 of $0.35 and 200,000 shares of common stock isuable upon exercise of warrants issued to RGC on August 18, 1999.

(4) Richard Yin, the director of Kingsway Securities Holdings Limited, has sole voting and investment power over Kingsway's shares of common stock.

(5) Kingsway Securities Holdings Limited is the only person or entity with voting or investment power over HK Weaver. Richard Yin is the director of HK Weaver.

(6) Navigator Management is the sole corporate entity with voting or investment power over Jameson Drive LLC. David Simms is the sole director of Navigator Management.

(7) Steven Katznelson, the managing director of RGC International Investors LDC, is the only person or entity with voting or investment power over RGC's shares of common stock.

2. Universal Trading Technologies Corporation (Majority Owned Subsidiary), common stock, par value $0.01 per share. As of January 31, 2002, there were 18,530,417 shares outstanding.


                                                                                   Amount and
                                                                                   Nature of
MANAGEMENT                                                                         Beneficial                   Percent
Name and Address of                                                                Ownership                    of Class
Directors and Executive Officers**                                                 ---------                    --------
--------------------------------
Arthur J. Bacci (8) ....................................................           500,000 (1)                    2.6%
Thomas G. Brown(9) .....................................................           125,000 (2)                      *
Richard E. Butler  (8) .................................................           225,000 (3)                    1.2%
Buntzie Ellis Churchill (8) ............................................             -0-                            *
Wayne H. Coleson (8) ...................................................             -0-                            *
K. Ivan F. Gothner(9) ..................................................           640,000 (4)                    3.3%
Herbert Kronish (8) ....................................................             -0-                            *
Fredric W. Rittereiser(9) ..............................................         1,000,001 (5)                    5.2%
William W. Uchimoto(9) .................................................           500,000 (6)                    2.6%
Fred S. Weingard........................................................           462,500(7)                     2.4%
All executive officers and directors as a group (10 persons) ...........         3,452,501***                    15.9%


*    Represents less than 1%.
** The address of each of the beneficial owners in the foregoing table is c/o The Ashton Technology Group, Inc., Eleven Penn Center, 1835 Market Street, Suite 420, Philadelphia, PA 19103.
***  Includes 3,202,500 shares issuable upon exercise of options.
(1) Represents (i) 187,500 shares of common stock issuable upon exercise of options, which are currently exercisable at $1.33 per share; and (ii) 312,500 shares of common stock issuable upon exercise of options, which are currently exercisable at $2.00 per share.
(2) Represents 125,000 shares of common stock issuable upon exercise of stock options, which are currently exercisable at $2.00 per share.
(3) Represents 225,000 shares of common stock issuable upon the exercise of options, which are currently exercisable at $2.00 per share.
(4) Represents 640,000 shares of common stock issuable upon exercise of options, which are currently exercisable at $2.00 per share.
(5) Represents (i) 250,001 shares of common stock held by Dover; and (ii) 750,000 shares of common stock issuable upon exercise of options, which are currently exercisable at $2.00 per share.
(6) Represents 500,000 shares of common stock issuable upon the exercise of options, which are currently exercisable at $2.00 per share.
(7) Represents 462,500 shares of common stock issuable upon exercise of options, which are currently exercisable at $2.00 per share.
(8) Effective September 24, 2001, Messrs. Butler and Kronish were no longer members of Ashton's Board of Directors. As of November 20, 2001 and October 11, 2001, Mr. Coleson and Ms. Churchill, respectively, resigned from Ashton's Board of Directors. As of January 7, 2002, Ashton accepted Mr. Bacci's resignation from the Board of Directors. (9) Messrs. Brown, Gothner, Rittereiser and Uchimoto have agreed to resign from the Board of Directors of Ashton upon the closing of the sale of stock to OptiMark Innovations Inc.

3. Electronic Market Center, Inc. (Majority Owned Subsidiary, Discontinued Operation), common stock, par value $0.0001 per share. As of January 31, 2002, there were 10,130,000 shares outstanding.

MANAGEMENT


                                                                                   Amount and
                                                                                   Nature of
Name and Address of                                                                Beneficial                   Percent
Directors and Executive Officers**                                                 Ownership                    Of Class
--------------------------------                                                   ---------                    --------
Arthur J. Bacci (1).....................................................           237,500                        2.3%
Thomas G. Brown (2).....................................................            75,000                          *
Richard E. Butler (1)...................................................            75,000                          *
Buntzie Ellis Churchill (1).............................................             -0-                            *
Wayne H. Coleson (1)....................................................             -0-                            *
K. Ivan F. Gothner(2)...................................................           187,500                        1.9%
Herbert Kronish (1).....................................................             -0-                            *
Fredric W. Rittereiser(2)...............................................           300,000                        3.0%
William W. Uchimoto(2)..................................................           175,000                        1.7%
Fred S. Weingard........................................................           175,000                        1.7%
All executive officers and directors as a group (10 persons)............         1,225,000                       12.1%


*         Represents less than 1%.

** The address of each of the beneficial owners in the foregoing table is c/o The Ashton Technology Group, Inc., Eleven Penn Center, 1835 Market Street, Suite 420, Philadelphia, PA 19103.
(1) Effective September 24, 2001, Messrs. Butler and Kronish were no longer members of Ashton's Board of Directors. As of November 20, 2001 and October 11, 2001, Mr. Coleson and Ms. Churchill, respectively, resigned from Ashton's Board of Directors. As of January 7, 2002, Ashton accepted Mr. Bacci's resignation from the Board of Directors.
(2) Messrs. Brown, Gothner, Rittereiser and Uchimoto have agreed to resign from the Board of Directors of Ashton upon the closing of the sale of stock to OptiMark Innovations Inc.

                             EXECUTIVE COMPENSATION

          The table below sets forth the amount of all compensation paid by Ashton during the years ended March 31, 2001, March 31, 2000, and March 31, 1999 to Ashton's Chief Executive Officer and to Ashton's most highly compensated executive officers.

                           Summary Compensation Table


                                 ANNUAL COMPENSATION                                         LONG-TERM COMPENSATION

                                                                                                    Number                All
            NAME AND                                SALARY          BONUS          OTHER              OF                 OTHER
       PRINCIPAL POSITION             YEAR            ($)            ($)            ($)             OPTIONS               ($)
       ------------------             ----            ---            ---            ---             -------              -----
Fredric W. Rittereiser.............   2001          210,000          -0-            -0-              500,000           83,313(2)(4)
     Chairman and Chief               2000(1)            -0-         -0-            -0-                -0-             62,486(2)(4)
     Executive Officer                1999(1)            -0-         -0-            -0-            1,000,000           31,272(2)


                                      -43-

Arthur J. Bacci....................   2001        230,833            -0-            -0-                -0-             13,440(4)
     President and Chief              2000        175,000            -0-            -0-                -0-             10,049(4)
     Operating Officer                1999         92,307            -0-          68,000(3)          250,000             -0-

William W. Uchimoto................   2001        210,000            -0-            -0-                -0-             16,258(4)
     Executive Vice President         2000        190,000            -0-            -0-                -0-             12,195(4)
     and General Counsel              1999        119,851          25,000 (5)       -0-              280,000             -0-

Fred S. Weingard...................   2001        265,000            -0-            -0-                -0-             20,076(4)
     Executive Vice President         2000        245,000          65,000           -0-              100,000           15,057(4)
     and Chief Technology Officer     1999        188,557         120,000           -0-              688,750             -0-


-------------
     (1) Dover was paid $75,000, $180,000 and $235,000 in consulting fees for the fiscal years ended March 31, 2001, 2000 and 1999, respectively. Mr. Rittereiser is the sole stockholder, director and officer of Dover. On September 1, 2000, Mr. Rittereiser and Ashton entered into an Employment Agreement pursuant to which Mr. Rittereiser is compensated directly by Ashton and UTTC.
     (2) Represents the payment of the premiums of a life insurance policy for the benefit of the family of Mr. Rittereiser.
     (3) Represents a one-time lump sum payment for the reimbursement of relocation expenses.
     (4)  Represents the payment of the premiums of a life insurance policy.
     (5) Represents one-time signing bonus paid upon becoming an officer of Ashton.

          On July 1, 1999, Ashton entered into deferred compensation plans with each of its key executives. Pursuant to the plan, Ashton maintains (a) term life insurance policies on Mr. Rittereiser in the amount of $5,000,000 (b) key man life insurance policies on Mr. Rittereiser in the amount of $3,000,000, (c) term life insurance policies on Mr. Bacci, Mr. Uchimoto, and Mr. Weingard in the amount of $1,100,000 each, and (d) key man split-dollar life insurance policies on Mr. Bacci, Mr. Uchimoto, and Mr. Weingard in the amount of $900,000 each. The plan provides that each executive's interest in the respective policy vests upon the first to occur of (i) the fifth anniversary of the policy commencement date, provided the executive is still employed by Ashton; (ii) the executive's retirement from employment on or after age 65; (iii) a determination that the executive is totally and permanently disabled; or (iv) a change in control of Ashton. Within 90 days following the date upon which each executive's interest in the policy vests, the policy will be transferred to the executive. Should the executive die prior to vesting of the policy, the executive's designated beneficiary will receive the death benefits associated with the policy, less premium payments made by Ashton.

          Since inception, Ashton has not granted stock appreciation rights and does not have a defined benefit or actuarial plan.

OPTION GRANTS IN LAST FISCAL YEAR

          The following table sets forth, for each of the named executive officers, certain information concerning options granted during the fiscal year ended March 31, 2001.

                      Option/SAR Grants in Last Fiscal Year


                                                                                                        Potential Realizable
                                                                                                          Value at Assumed
                                                    Individual Grants                                  Annual Rates of Stock
                                                    -----------------                                    Price Appreciation
                                                                                                          for option term
                                                                                                          ---------------

                                      Number of       % of Total
                                      Securities       Options        Exercise
                                      Underlying      Granted to       or Base
                                       Options       Employees in       Price          Expiration
                                      Granted(#)     Fiscal Year     ($/share)           Date               5%($)        10%($)
Name                                 -----------     ------------     ---------        ----------           -----        ------

Fredric W. Rittereiser.....            500,000           46.2%          $10.50           9/1/05              $0            $0


AGGREGATED OPTION EXERCISES IN YEAR ENDED MARCH 31, 2001 AND YEAR END OPTION VALUES

          The following table sets forth certain information concerning the number of unexercised stock options held by Ashton's executive officers at March 31, 2001 and the value thereof and the number of exercised options and the value thereof during the fiscal year ended March 31, 2001. Amounts were calculated by multiplying the number of unexercised options by the closing price of the Common Stock on March 31, 2001 ($1.47) and subtracting the exercise price.


                                          Shares                        Number of Securities           In-the-Money Value
                                         Acquired           Value      Underlying Unexercised            of Unexercised
                                            On            Realized      Options at FY-End (#)         Options at FY-End ($)
Name                                    Exercises            ($)      Exercisable/Unexercisable     Exercisable/Unexercisable
                                                             ---
Fredric W. Rittereiser..............         --                --          1,500,000/-0-                    -0-/-0-
Arthur J. Bacci.....................      5,000            16,719            237,560/-0-                    -0-/-0-
William W. Uchimoto.................      3,000            10,032            272,536/-0-                    -0-/-0-
Fred S. Weingard....................     10,000            33,440            863,869/-0-                    -0-/-0-
Jennifer L. Andrews.................         --                --             10,000/-0-                    -0-/-0-


                              FINANCIAL INFORMATION

          Ashton's financial statements for the fiscal year ended March 31, 2001 are included in Ashton's 2001 Annual Report to Stockholders, which was mailed to Ashton's stockholders with Ashton's 2001 Proxy Statement, and for the fiscal quarters ended June 30, 2001, September 30, 2001 and December 31, 2001, in Ashton's Quarterly Reports on Form 10-Q. Ashton will provide, without charge, to each holder of common stock, upon such holder's written or oral request, copies of Ashton's Annual Report on Form 10-K for the fiscal year ended March 31, 2001, and Ashton's Quarterly Reports on Form 10-Q for the quarters ended June 30, 2001, September 30, 2001 and December 31, 2001, all of which were filed with the Securities and Exchange Commission, by first class mail or other equally prompt means within one business day of receipt of such request. Requests for such documents should be directed to Ashton at Eleven Penn Center, 1835 Market Street, Suite 420, Philadelphia, PA 19103, Attention: Secretary, telephone (215) 789-3300. Ashton is incorporating by reference into this Proxy Statement the financial information contained in its Annual Report on Form 10-K for the fiscal year ended March 31, 2001 and in its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2001, September 30, 2001 and December 31, 2001, including the financial statements, management's discussion and analysis of financial condition and results of operations, changes in and disagreements with accountants on accounting and financial disclosure, and quantitative and qualitative disclosures about market risk. Copies of Ashton's Annual Report on Form 10-K for the fiscal year ended March 31, 2001 and Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2001, September 30, 2001 and December 31, 2001 are being delivered to Ashton's stockholders together with this proxy statement.

                              STOCKHOLDER PROPOSALS

          Stockholders may submit proposals on matters appropriate for stockholder action at Ashton's annual meetings consistent with regulations adopted by the Securities and Exchange Commission. For stockholder proposals to be considered by the Board of Directors for inclusion in the proxy statement and form of proxy relating to the 2002 Annual Meeting of Stockholders, Ashton must receive them not later than April 22, 2002. If any stockholder wishes to present a proposal to the 2002 Annual Meeting of Stockholders that is not included in the proxy statement relating to such meeting and fails to submit such proposal to the Secretary of Ashton on or before June 13, 2002, then the Board of Directors will be allowed to use its discretionary voting authority when the stockholder proposal is raised at the 2002 Annual Meeting of Stockholders, without any discussion of the matter in its proxy statement. All stockholder proposals should be addressed to Ashton at Eleven Penn Center, 1835 Market Street, Suite 420, Philadelphia, PA 19103, Attention: Secretary. Nothing in this paragraph shall be deemed to require Ashton to include in its proxy materials relating to the 2002 Annual Meeting of Stockholders any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC and by Ashton's Bylaws at that time in effect.

                                        By Order of the Board of Directors,

                                        /s/ Fredric W. Rittereiser

                                        Fredric W. Rittereiser
                                        Chairman and Chief Executive Officer


March __, 2002

                           CERTIFICATE OF AMENDMENT OF

                        THE CERTIFICATE OF INCORPORATION

                                       OF

                        THE ASHTON TECHNOLOGY GROUP, INC.
                        ---------------------------------

                   ------------------------------------------
                     Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware
                   ------------------------------------------

          The Ashton Technology Group, Inc., a Delaware corporation (the "Corporation"), does hereby certify as follows:

1. The Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of Delaware on February 16, 1994 and amendments to the Certificate of Incorporation were subsequently duly filed and recorded (the Certificate of Incorporation, together with such amendments, shall be hereinafter referred to as the "Certificate of Incorporation").

2. The first paragraph of ARTICLE FOURTH of the Certificate of Incorporation is hereby amended to read as follows:

          "FOURTH: The total number of all classes of stock which the Corporation shall be authorized to issue shall be 1,003,000,000, of which 1,000,000,000 shall be common stock, having a par value of $0.01 per share, and of which 3,000,000 shares shall be preferred stock having a par value of $0.01 per share.

3. The Certificate of Incorporation is hereby amended to include new ARTICLE EIGHT, which shall read as follows:

               EIGHTH:
               -------

                    Section 1. In anticipation of the possibility (i)
               that the Corporation will be a majority-owned subsidiary of Innovations and that Holdings may be a majority or significant stockholder of the Corporation,
               (ii) that the officers and/or directors of the Corporation may also serve as officers and/or directors of OptiMark, (iii) that the Corporation and OptiMark may engage in the same or similar activities or lines of business and have an interest in the same classes or categories of corporate opportunities, and (iv) in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with Innovations (including possible service of officers and/or directors of OptiMark as officers and directors of the Corporation), the provisions of this Article are set forth to regulate and shall, to the fullest extent permitted by law, define the conduct of the Corporation with respect to certain classes or categories of business opportunities that are presented to the Corporation as they may involve OptiMark and its officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

                    Section 2. Except as may be otherwise provided in
               a written agreement between the Corporation and OptiMark, OptiMark shall have no duty to refrain from engaging in a corporate opportunity in the same or similar activities or lines of business as the Corporation (and all corporations, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns directly or indirectly 50 percent or more of the outstanding voting stock, voting power, partnership interests or similar voting interests) engages in or proposes to engage in at the time of the initial public offering of the Corporation's Common Stock (and the Corporation hereby renounces any interest or expectancy, or in being offered any opportunity to participate in such business opportunities as may arise in which both the Corporation and OptiMark may have an interest), and, to the fullest extent permitted by law, neither OptiMark nor any of their respective officers or directors (except as provided in Section 3 of this Article EIGHTH) shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities of OptiMark. In the event that OptiMark acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both OptiMark and the Corporation, OptiMark shall, to the fullest extent permitted by law, have no duty to communicate or offer such corporate opportunity to the Corporation and shall, to the fullest extent permitted by law, not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that OptiMark pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation.

                    Section 3. In the event that a director or officer
               of the Corporation who is also a director or officer of OptiMark acquires knowledge of a potential transaction or matter which may be a corporate opportunity (as referenced above in Section 2) for both the Corporation and OptiMark, such director or officer of the Corporation shall, to the fullest extent permitted by law, have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its stockholders with respect to such corporate opportunity, if such director or officer acts in a manner consistent with the following policy:

                         (a) a corporate opportunity (as referenced
               above in Section 2) offered to any person who is an officer of the Corporation, and who is also a director but not an officer of OptiMark, shall belong to the Corporation;

                         (b) a corporate opportunity (as referenced
               above in Section 2) offered to any person who is a director but not an officer of the Corporation, and who is also a director or officer of OptiMark shall belong to the Corporation if such opportunity is expressly offered to such person in his or her capacity as a director of the Corporation, and otherwise shall belong to OptiMark; and

                         (c) a corporate opportunity (as referenced
               above in Section 2) offered to any person who is an officer of both the Corporation and OptiMark shall belong to the Corporation if such opportunity is expressly offered to such person in his or her capacity as an officer of the Corporation and otherwise shall belong to OptiMark.

                    Section 4. Any person purchasing or otherwise
               acquiring any interest in shares of the capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article EIGHTH.

                    Section 5. For purposes of this Article EIGHTH
               only:

                         (a) A director of the Corporation who is
               Chairman of the Board or of a committee thereof shall not be deemed to be an officer of the Corporation by reason of holding such position (without regard to whether such position is deemed an office of the Corporation under the By-Laws (as amended from time to time, the "By-Laws") of the Corporation), unless such person is a full-time employee of the Corporation; and

                         (b) The term "Innovations" shall mean
               OptiMark Innovations Inc., a Delaware corporation (and any successor thereof) and all corporations, partnerships, joint ventures, associations and other entities (other than the Corporation) and all corporations, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns directly or indirectly 50 percent or more of the outstanding voting stock, voting power, partnership interests or similar voting interests)) in which Innovations beneficially owns (directly or indirectly) 50 percent or more of the outstanding voting stock, voting power, partnership interests or similar voting interests.

                         (c) The term "Holdings" shall mean OptiMark
               Holdings, Inc., a Delaware corporation (and any successor thereof) and all corporations, partnerships, joint ventures, associations and other entities (other than the Corporation) and all corporations, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns directly or indirectly 50 percent or more of the outstanding voting stock, voting power, partnership interests or similar voting interests)) in which Innovations beneficially owns (directly or indirectly) 50 percent or more of the outstanding voting stock, voting power, partnership interests or similar voting interests.

                         (d) The term "OptiMark" shall mean
               Innovations and Holdings collectively or individually.

                    Section 6. Anything in this Certificate of
               Incorporation to the contrary notwithstanding, the foregoing provisions of this Article

               EIGHTH shall terminate, expire and have no further force and effect on the date that (i) OptiMark ceases to beneficially own shares of common stock representing at least 20 percent of the total voting power of all classes of outstanding capital stock of the Corporation entitled to vote in the election of directors and (ii) no person who is a director or officer of the Corporation is also a director or officer of OptiMark. Neither the alteration, amendment, termination, expiration or repeal of this Article EIGHTH nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article EIGHTH shall eliminate or reduce the effect of this Article EIGHTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article EIGHTH, would accrue or arise, prior to such alteration, amendment, termination, expiration, repeal or adoption.

4. The aforesaid amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this certificate signed by its Chief Executive Officer and attested by its Secretary this __________, day of __________, 2002.

                                        THE ASHTON TECHNOLOGY GROUP, INC.


                                        By:
                                           -------------------------------------
                                        Name:   Frederic W. Rittereiser
                                        Title:  Chief Executive Officer

                        The Ashton Technology Group, Inc.
           Proxy for Special Meeting of Stockholders on April __, 2002

          The undersigned stockholder hereby appoints Fredric W. Rittereiser, William W. Uchimoto, and Fred S. Weingard, and each of them, each with full power to act alone and with power of substitution, as proxy or proxies for the undersigned, to attend the special meeting of the stockholders of The Ashton Technology Group, Inc., to be held at 12:00 noon local time on April __, 2002, at our offices, located at 1835 Market Street, Suite 420, Philadelphia, Pennsylvania, or at any postponements, continuations or adjournments thereof, and to vote all shares of common stock of Ashton, par value $0.01 per share, held by the signatory at the close of business on March 14, 2002, hereby revoking any proxy or proxies heretofore given and ratifying and confirming all that said proxies may do or cause to be done by virtue hereof with respect to the matters described below.

          This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholders. If no direction is made, this proxy will be voted "FOR" each of the proposals set forth below. In their discretion, the proxies are authorized to vote on such other matters as may properly come before the meeting or any and all postponements, continuations or adjournments thereof.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ASHTON. THE BOARD OF DIRECTORS OF ASHTON RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL.

          PROPOSAL ONE: APPROVE AN AMENDMENT TO ASHTON'S CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK OF ASHTON FROM 100 MILLION SHARES TO ONE BILLION SHARES.

              FOR                  AGAINST                  ABSTAIN
              [  ]                  [  ]                      [  ]

          Proposal Two: Approve an amendment to Ashton's Certificate of Incorporation to define the corporation's interest and expectancy in specified business opportunities.

              FOR                  AGAINST                  ABSTAIN
              [  ]                  [  ]                      [  ]

                             [ X ] PLEASE MARK YOUR
                                   VOTE AS IN THIS EXAMPLE

             (Continued and to be signed on reverse side.)

          THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS AND THE PROXY STATEMENT AND HEREBY REVOKES ALL PREVIOUSLY GRANTED PROXIES.

                   PLEASE BE SURE TO SIGN AND DATE THIS PROXY

Date:
      -------------

                                        ----------------------------
                                        Stockholder signature here


                                        ----------------------------
                                        Co-owner signature here

          Please sign this proxy exactly as your name(s) appear(s) on the books of Ashton. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

      PLEASE VOTE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.